DOCUMENT PREPARED BY AND WHEN RECORDED, RETURN TO:

Kroll McNamara Evans & Delehanty, LLP
29 South Main Street
West Hartford, CT 06107
Attn: Garrett Delehanty, Esq.

DEED TO SECURE DEBT, ASSIGNMENT OF RENTS AND

SECURITY AGREEMENT

GWINNETT PROFESSIONAL CENTER, LTD.
(Borrower)

to

ARCHON FINANCIAL, L.P.
(Lender)

Dated: As of December 30, 2003

Property Location:
601 Professional Drive Northwest
Lawrenceville, Georgia

Loan No. 09-0001855

Archon Financial, LP
Deed to Secure Debt, Assignment of Rents
and Security Agreement
Gwinnett Professional Center, Lawrenceville, GA

TABLE OF CONTENTS

Paragraph	Heading
1.	Certain Representations, Warranties and Covenants of Borrower
2.	Insurance
3.	Casualty and Condemnation
4.	Use of the Proceeds of Insurance or Award
5.	Tax and Insurance Impound
6.	Replacement and Rollover Escrow Funds
7.	Leases and Rents
8.	Transfer or Encumbrance of the Property
9.	Single Purpose Entity/Separateness
10.	Maintenance of Property
11.	Defeasance
12.	Estoppel Certificates and No Default Affidavits
13.	Changes in Laws Regarding Taxation
14.	No Credits on Account of the Debt
15.	Documentary Stamps
16.	Controlling Agreement
17.	Financial Statements
18.	Performance of Other Agreements
19.	Further Acts, Etc.
20.	Recording of Security Deed, Etc.
21.	Notice of Certain Events
22.	Events of Default
23.	Late Payment Charge
24.	Lender’s Right To Cure Defaults
25.	Remedies
26.	Right of Entry and Inspection
27.	Security Agreement
28.	Actions and Proceedings
29.	Contest of Certain Claims
30.	Recovery of Sums Required to be Paid
31.	Marshalling and Other Matters
32.	Hazardous Substances
33.	Environmental Operations
34.	Environmental Monitoring
35.	Compliance with Law; Alterations
36.	Indemnification
37.	Notices
38.	Authority
39.	Non-Waiver
40.	No Oral Change
41.	Liability
42.	Inapplicable Provisions
43.	Headings, Etc.
44.	Duplicate Originals
45.	Definitions
46.	Homestead
47.	Assignments
48.	Waiver of Jury Trial
49.	Power of Sale
50.	Recourse Provisions
51.	Miscellaneous
52.	Reconveyance of Property
53.	Indemnification Paragraphs
54.	Special State Provisions

THIS DEED TO SECURE DEBT, ASSIGNMENT OF RENTS AND SECURITY AGREEMENT (the “Security Deed”), made as of December 30, 2003, by GWINNETT PROFESSIONAL CENTER, LTD., a Georgia limited partnership having its principal place of business at 601A Professional Drive, Lawrenceville, Georgia 30045 (“Borrower”), to ARCHON FINANCIAL, L.P., a Delaware limited partnership, having its principal place of business at 600 East Las Colinas Boulevard, Suite 450, Irving, Texas 75039 (“Lender”).

WITNESSETH:

To secure (i) the payment of an indebtedness in the original principal sum of Six Million and No/100 Dollars ($6,000,000), lawful money of the United States of America, to be paid with interest according to a certain Deed to Secure Debt Note of even date herewith made by Borrower to Lender having a maturity date of January 1, 2014 (the Deed to Secure Debt Note together with all extensions, renewals, modifications, substitutions, consolidations and amendments thereof being hereinafter collectively called the “Note”) and all other sums due hereunder, under the other Loan Documents (hereinafter defined) and under the Note, including, without limitation, interest, default interest, late charges, prepayment premiums and any sums advanced by Lender to protect or preserve the hereinafter defined Property (said indebtedness and interest due under the Note and all other sums due hereunder under the Note and the other Loan Documents being hereinafter collectively referred to as the “Debt”), and (ii) the full and prompt performance of each and every other obligation of Borrower contained herein or in the Loan Documents (collectively the “Obligations”), Borrower has deeded, mortgaged, given, granted, bargained, sold, alienated, enfeoffed, conveyed, confirmed, warranted, pledged, assigned, and hypothecated and by these presents does hereby irrevocably, unconditionally and absolutely deed, mortgage, give, grant, bargain, sell, alien, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate unto Lender the real property described in Exhibit A attached hereto (the “Premises”) and the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter located or erected thereon (the “Improvements”);

TOGETHER WITH: all right, title, interest and estate of Borrower now owned, or hereafter acquired, in and to the following property, rights, interests and estates (the Premises, the Improvements, and the property, rights, interests and estates hereinafter described are collectively referred to herein as the “Property”):

(a) all easements, rights-of-way, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, all rights to as-extracted collateral produced from or allocated to the Premises including without limitation oil, gas, minerals, coal and other substances of any kind or character, and all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments and appurtenances of any nature whatsoever, in any way belonging, relating or pertaining to the Premises and the Improvements and the reversion and reversions, remainder and remainders, and all land lying in the bed of any street, road, highway, alley or avenue, opened, vacated or proposed, in front of or adjoining the Premises, to the center line thereof and all the estates, rights, titles, interests, dower and rights of dower, curtsey and rights of curtsey, property, possession, claim and demand whatsoever, both at law and in equity, of Borrower of, in and to the Premises and the Improvements and every part and parcel thereof, with the appurtenances thereto;

(b) all machinery, furniture, furnishings, equipment, computer software and hardware, fixtures (including, without limitation, all heating, air conditioning, plumbing, lighting, communications and elevator fixtures) and other property of every kind and nature, whether tangible or intangible, (including software embedded therein), whatsoever owned by Borrower, or in which Borrower has or shall have an interest, now or hereafter located upon the Premises and the Improvements, or appurtenant thereto, and usable in connection with the present or future operation and occupancy of the Premises and the Improvements and all building equipment, materials and supplies of any nature whatsoever owned by Borrower, or in which Borrower has or shall have an interest, now or hereafter located upon the Premises and the Improvements, or appurtenant thereto, or usable in connection with the present or future operation, enjoyment and occupancy of the Premises and the Improvements (hereinafter all of the foregoing items in this subparagraph (b) collectively referred to as the “Equipment”), including any leases of any of the Equipment, any deposits existing at any time in connection with any of the Equipment, and the proceeds of any sale or transfer of the foregoing, and the right, title and interest of Borrower in and to any of the Equipment that may be subject to any “security interests” as defined in the Uniform Commercial Code, as in effect from time to time in the State where the Premises are located (the “Uniform Commercial Code”), superior in lien to the lien of this Security Deed;

(c) all awards or payments, including interest thereon, that may heretofore and hereafter be made with respect to the Premises, Improvements or the Equipment, whether from the exercise of the right of eminent domain or condemnation (including, without limitation, any transfer made in lieu of or in anticipation of the exercise of said rights), or for a change of grade, or for any other injury to or decrease in the value of the Premises, Improvements or the Equipment;

(d) all leases and other agreements or arrangements heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Premises and the Improvements, including any extensions, renewals, modifications or amendments thereof (collectively, the “Leases”) (the tenants, lessees, licensees, occupants or other users under the Leases are collectively hereinafter referred to as “tenants”) and all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Premises and the Improvements (the “Rents”), together with all proceeds from the sale or other disposition of the Leases and the right to receive and apply the Rents to the payment of the Debt;

(e) all proceeds of and any unearned premiums on any insurance policies covering all or any portion of the Premises, Improvements or Equipment, including, without limitation, the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Premises, Improvements or Equipment;

(f) all accounts, escrows, impounds, reserves, documents, instruments, chattel paper (whether tangible or electronic), claims, deposits and general intangibles, as the foregoing terms are defined in the Uniform Commercial Code, all promissory notes, and all franchises, trade names, trademarks, copyrights, symbols, service marks, books, records, recorded data of any land or nature (regardless of the medium), plans, specifications, schematics, designs, drawings, permits, consents, licenses (including liquor licenses, to the extent assignable), license agreements, operating contracts, contract rights (including, without limitation, any contract with any architect or engineer or with any other provider of goods or services for or in connection with any construction, repair, or other work upon the Premises, Improvements or Equipment) and all management, franchise, service, supply and maintenance contracts and agreements, and any other agreements, permits or contracts of any nature whatsoever now or hereafter obtained or entered into by or on behalf of Borrower with respect to the operation or ownership of the Premises, Improvements or Equipment; and all approvals, actions, refunds, rebates or reductions of real estate taxes and assessments (and any other governmental impositions related to the Premises, Improvements or Equipment) resulting as a result of tax certiorari or any applications or proceeding for reduction; and all causes of action that now or hereafter relate to, are derived from or are used in connection with the Premises, Improvements or Equipment, or the use, operation, maintenance, occupancy or enjoyment thereof or the conduct of any business or activities thereon (hereinafter all of the items referred to in this subparagraph (f) collectively referred to as the “Intangibles”);

(g) all letter of credit rights (whether or not the letter of credit is evidenced by a writing) Borrower now has or hereafter acquires relating to the Premises, Improvements, Equipment, Intangibles and other properties, rights, title and interests hereinabove described;

(h) all commercial tort claims Borrower now has or hereafter acquires relating to the Premises, Improvements, Equipment, Intangibles and other properties, rights, title and interests hereinabove described;

(i) any and all monies or funds now or hereafter deposited in or with respect to any impound, escrow or similar funds established pursuant to or held under any of the Loan Documents, including but not limited to the Tax and Insurance Impound and the Replacement Escrow Fund (as such terms are hereinafter defined); and

(j) all accounts and proceeds (cash or non-cash), products, offspring, rents and profits from any of the foregoing, including, without limitation, those from the conversion (whether voluntary or involuntary), sale, exchange, transfer, collection, loss, damage, disposition, substitution or replacement of any of the foregoing.

TO HAVE AND TO HOLD the above granted and described Property unto and to the use and benefit of Lender and its successors and assigns, forever;

PROVIDED, HOWEVER, these presents are upon the express condition that, if Borrower shall well and truly pay to Lender the Debt at the time and in the manner provided in the Note and this Security Deed and shall well and truly abide by and comply with each and every of the Obligations set forth herein, in the Note and in the other Loan Documents in a timely manner, these presents and the estate hereby granted shall cease, terminate and be void; provided however, that Borrower’s obligation to indemnify and hold harmless Lender pursuant to the provisions hereof with respect to matters relating to any period of time during which this Security Deed was in effect shall survive any such payment or release.

All of the covenants, conditions and agreements contained in (1) the Note and (ii) all and any of the documents other than the Note and this Security Deed now or hereafter executed by Borrower and/or others and by or in favor of Lender, which evidences, secures or guarantees all or any portion of the Debt or otherwise is executed and/or delivered in connection with the Note and this Security Deed are hereby made a part of this Security Deed to the same extent and with the same force as if fully set forth herein; provided, however, that notwithstanding any provision of this Security Deed to the contrary, the obligations of the Borrower under that certain Environmental and Hazardous Substance Indemnification Agreement of even date herewith executed by Borrower in favor of Lender (the “Environmental Indemnity”) shall not be deemed or construed to be secured by the lien of this Security Deed or otherwise restricted or affected by the foreclosure of the lien hereof or any other exercise by Lender of its remedies hereunder or under any other Loan Document, such Environmental Indemnity being intended by the signatories thereto to be its (or their) unsecured obligation. The Note is evidence of that certain loan made to Borrower by Lender (the “Loan”). The term “Loan Documents” as used in this Security Deed means collectively the Note, this Security Deed, and any and all other documents securing, evidencing, or guaranteeing all or any portion of the Loan or otherwise executed and/or delivered in connection with the Loan.

1. Certain Representations, Warranties and Covenants of Borrower. Borrower represents, warrants, covenants and agrees as follows:

(a) Borrower covenants and agrees to pay the Debt and perform the Obligations at the time and in the manner provided in the Note and in this Security Deed.

(b) Borrower represents and warrants to Lender that Borrower (i) has good, marketable, indefeasible and insurable title to the Property, (ii) is duly organized, validly existing and in good standing under the laws of its state of organization or incorporation; (iii) is duly qualified to transact business and is in good standing in the state where the Premises are located, (iv) has, to its best knowledge and belief, all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the Premises and Improvements, (v) has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to, and to keep and observe all of, the terms of this Security Deed and the other Loan Documents, and (vi) possesses an unencumbered fee estate in the Premises and the Improvements and owns the Property free and clear of all liens, encumbrances and charges whatsoever except for those exceptions shown in the title insurance policy insuring the lien of this Security Deed. Borrower represents and warrants that this Security Deed is and will remain a valid and enforceable first lien on and security interest in the Property, subject only to said exceptions. Borrower shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Security Deed and shall forever warrant and defend the same to Lender against the claims of all persons whomsoever.

(c) Borrower covenants and agrees with Lender to pay (i) all taxes, assessments, governmental impositions, water rates and sewer rents, now or hereafter levied or assessed or imposed against the Property or any part thereof (the “Taxes”), (ii) all ground rents, maintenance charges, other impositions, and other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Premises (the “Other Charges”), now or hereafter levied or assessed or imposed against the Property or any part thereof, and (iii) all claims and demands of mechanics, materialmen, laborers and others for any work performed or materials delivered to the Premises or the Improvements, when the same are due and payable. Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property for the payment of Taxes, Other Charges and the claims and demands of mechanics, materialmen, laborers and others for any work performed or materials delivered to the Premises or the Improvements, subject to the provisions of Paragraph 29 below, and shall promptly pay for all utility services provided to the Property as the same become due and payable. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than thirty (30) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that Borrower has previously deposited with Lender sufficient funds to pay all such Taxes from the Tax and Insurance Impound).

(d) Borrower represents and warrants to Lender that (i) Borrower is not an “investment company,” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, or a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or subject to any other federal or state law or regulation that purports to restrict or regulate Borrower’s ability to borrower money; (ii) no part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors, or for any purpose prohibited by legal requirements or by the terms and conditions of the Loan Documents; (iii) the Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes; and (iv) the Note, this Security Deed and the other Loan Documents are not subject to any right of rescision, set-off, counterclaim or defense, including the defense of usury, nor would the operation of any of the terms of the Note, this Security Deed or the other Loan Documents, or the exercise of any right thereunder, render this Security Deed unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

(e) Borrower represents and warrants to Lender that to Borrower’s best knowledge and belief Borrower (i) has obtained all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of the Premises and Improvements and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and none of which are subject to revocation, suspension, forfeiture or modification, (ii) the Premises and Improvements and the present and contemplated use and occupancy thereof are in full compliance with all applicable laws, (iii) the Improvements are served by all utilities required for the current or contemplated use thereof and all utility services are provided by public utilities and the Improvements have accepted or are equipped to accept such utility services, (iv) all public roads and streets necessary for service of and access to the Premises and Improvements for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public, (v) the Improvements are served by public water and sewer systems, (vi) the Improvements are free from damage caused by fire or other casualty, (vii) all costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full, (viii) except for personal property owned by tenants, Borrower has paid in full for, and is the owner of, all of the Equipment and other personal property used in connection with the operation of the Improvements, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created hereby, and (ix) there is no proceeding pending (or notice of such proceeding received by Borrower) for the total or partial condemnation of, or affecting, the Premises or Improvements.

(f) Borrower represents and warrants to Lender that to Borrower’s best knowledge and belief, (i) all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Premises, and no improvements on adjoining properties encroach upon the Premises or Improvements, and no easements or other encumbrances, except those which are insured against by title insurance, encroach upon any of the Improvements so as to affect the value or marketability of the Property and (ii) the Premises and Improvements are assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements are assessed and taxed together with the Premises and Improvements or any portion thereof. Borrower agrees that if the Premises and Improvements are not taxed and assessed as one or more tax parcels exclusive of all other real property, the term “Taxes” will include all taxes, assessments, water rates and sewer rents now or hereafter levied, assessed or imposed against all other property, whether or not owned by Borrower, that is taxed and assessed as part of any tax parcel that includes all or any portion of the Premises or Improvements.

(g) Borrower represents and warrants to Lender that to its best knowledge and belief, except as expressly disclosed in writing in the Leases or the rent roll for the Improvements delivered to Lender prior to the date hereof, (i) Borrower is the sole owner of the entire lessor’s interest in the Leases, (ii) the Leases are valid and enforceable and in full force and effect, (iii) all of the Leases are arm’s-length agreements with bona fide, independent third parties, (iv) no party under any Lease is in default in any material respect, (v) all Rents due have been paid in full, (vi) the terms of all alterations, modifications and amendments to the Leases are reflected in the written documents delivered to Lender prior to the date hereof, (vii) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated (except such pledge or hypothecation that will be fully terminated and released in connection with the filing and recordation of this Security Deed), (viii) none of the Rents have been collected for more than one (1) month in advance (except a security deposit that shall not be deemed rent collected in advance), (ix) the premises demised under the Leases have been completed and the tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis, (x) there exist no offsets or defenses to the payment of any portion of the Rents and Borrower has no monetary obligation to any tenant under any Lease, (xi) Borrower has received no notice from any tenant challenging the validity or enforceability of any Lease, (xii) there are no agreements with the tenants under the Leases other than expressly set forth in each Lease, (xiii) no Lease contains an option to purchase, right of first refusal to purchase, or any other similar provision respecting the Premises or Improvements, (xiv) no person has any possessory interest in, or right to occupy, the Premises or Improvements except under and pursuant to a Lease, (xv) all security deposits relating to the Leases reflected on the rent roll delivered by Borrower to Lender have been collected in cash by Borrower, and (xvi) no brokerage commissions or finders fees are due and payable regarding any Lease.

(h) Borrower represents and warrants to Lender that (1) there is no action, suit or proceeding, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending or, to Borrower’s best knowledge and belief, threatened or contemplated against Borrower, Guarantor, or any of their respective general partners, managers or managing members, as the case may be, (such person being sometimes referred to as the “Governing Entity”), or any Affiliate (defined below) of Borrower, Guarantor or either of their respective Governing Entities, or any person who owns or controls, directly or indirectly, ten percent (10%) or more of the beneficial ownership interests of Borrower, Guarantor or either of their respective Governing Entities, or against or affecting any portion of the Property, which has not been disclosed by Borrower in writing to Lender, (ii) Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code and the related Treasury Department regulations, (iii) during the ten (10) year period preceding the date hereof, no petition in bankruptcy has been filed by or against Borrower, its Governing Entity or Guarantor, or any Affiliate of Borrower, its Governing Entity or Guarantor, or any person who owns or control, directly or indirectly, ten percent (10%) or more of the beneficial ownership interests of Borrower, its Governing Entity or Guarantor, (iv) Borrower has not entered into the Loan or any of the Loan Documents with the actual intent to hinder, delay, or defraud any creditor, (v) Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents, (vi) giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of the Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities, (vii) Borrower does not have any known material contingent liabilities, (viii) Borrower does not have any material financial obligation under any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which Borrower is a party or by which Borrower or any of the Property is otherwise bound, other than obligations incurred in the ordinary course of the operation of the Property and other than obligations under the Loan and the Loan Documents, and (ix) Borrower has not borrower or received other debt financing that has not been heretofore paid in full (or will be paid in full as of the date hereof from the proceeds of the Loan).

(i) Borrower represents and warrants to Lender that to Borrower’s best knowledge and belief the Property is, and Borrower covenants and agrees to cause the Property at all times to remain, in compliance with all statutes, ordinances, regulations and other governmental or quasi-governmental requirements and private covenants now or hereafter relating to the ownership, construction, use or operation of the Property.

(j) The Management Agreement, dated as of September 15, 2003 (the “Management Agreement”) between Borrower and Meadows & Only, LLC (the “Manager”) pursuant to which Manager operates the Property is in full force and effect and there is no default or violation by any party thereunder. The fee due under the Management Agreement, and the terms and provisions of the Management Agreement, are subordinate to this Security Deed and the Manager shall attorn to Lender. Borrower shall not terminate, cancel, modify, renew or extend the Management Agreement, or enter into any agreement relating to the management or operation of the Property with Manager or any other party without the express prior written consent of Lender, which consent shall not be unreasonably withheld. If at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of Lender’s consent, execute a Manager’s Consent and Subordination of Management Agreement in the form then used by Lender. If Borrower proposes to enter into an agreement relating to the management or operation of the Property with any person other than Manager or the Borrower’s Governing Entity, Lender may condition its consent to such new arrangement upon Lender’s receipt of written recommendations from the Rating Agencies (as hereinafter defined) to the effect that the proposed change in property manager will not result in a requalification, reduction or withdrawal of any rating initially assigned or to be assigned in a Secondary Market Transaction (as hereinafter defined), if Lender reasonably determines it necessary or prudent to do so. Borrower shall reimburse Lender on demand for all of Lender’s actual out-of pocket costs incurred in processing Borrower request for consent to new property management arrangements.

(k) Borrower’s exact legal name is correctly set forth above Borrower’s signature at the end of this Security Deed. Borrower is incorporated in or organized under the laws of the State of Georgia. Borrower will not change or permit any change to be made in its name, identity, nature of legal form or state of its incorporation or organization, unless in each instance Borrower shall have notified Lender in writing of such change at least 30 days prior to the effective date of such change, and shall have first taken all actions reasonably deemed necessary by Lender, including without limitation the execution and delivery of additional financing statements, financing statement amendments, security agreements and other instruments, to effectively evidence or perfect Lender’s security interest in the Property as a result of such changes. Borrower’s principal place of business and its chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including without limitation software, writings, plans, specifications and schematics concerning the Property, has for the preceding four months (or, if less, the entire period of the existence of Borrower) been and will continue to be (unless Borrower notifies Lender of any change in writing at least 30 days prior to the date of such change) at 601A Professional Drive, Lawrenceville, Georgia 30045. Borrower’s organizational identification number, if any, assigned by the State of Georgia, is correctly set forth on the front page of this Security Deed. Borrower shall promptly notify Lender of any change of its organizational number or, if Borrower does not now have an organizational identification number but acquires one after the date hereof, of such organizational number.

(l) Borrower warrants, represents and covenants that neither Borrower, Guarantor nor any of their respective officers, directors, shareholders, partners, members or affiliates (including the indirect holders of equity interests in Borrower or Guarantor) is or will be an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“E013224”), (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/tllsdn.pdf) (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO 13224, or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses [i] — [iv] above are herein referred to as a “Prohibited Person”). Borrower covenants and agrees that neither Borrower, Guarantor nor any of their respective officers, directors, shareholders, partners, members or affiliates (including the indirect holders of equity interests in Borrower or Guarantor) will (i) knowingly conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (ii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in E013224. Borrower further covenants and agrees to deliver (from time to time) to Lender any such certification or other evidence as may be requested by Lender in its sole and absolute discretion, confirming that (1) neither Borrower, Guarantor or their respective officers, directors, shareholders, partners, members or affiliates (including the indirect holders of equity interests in Borrower or Guarantor) is a Prohibited Person and (ii) neither Borrower, Guarantor or their respective officers, directors, shareholders, partners, members or affiliates (including the indirect holders of equity interests in Borrower or Guarantor) has knowingly engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person.

2. Insurance. Borrower, at its sole cost and expense, for the mutual benefit of Borrower and Lender, shall obtain and maintain during the entire term of this Security Deed (the “Term”) the following policies of insurance:

(a) All Risk or Special Causes of Loss Property Form including Business Interruption.

(i) Comprehensive all risk insurance (including, without limitation, coverage against riot and civil commotion, vandalism, malicious mischief, water, mold (based on a covered peril), fire, burglary, theft and terrorism) on the Improvements and all other insurable portions of the Property and in each case (A) insuring against any peril now or hereafter included within the classification “Special Form Cause of Loss”, (B) in an amount equal to 100% of the “Full Replacement Cost,” (C) containing an agreed amount endorsement with respect to the Improvements, Equipment and all other insurable portions of the Property waiving all co-insurance provisions, and (D) providing that the deductible shall not exceed the sum of $10,000.00, unless agreed to in writing by Lender. For the purposes of this Security Deed the term “Full Replacement Cost” means the actual replacement cost of the Improvements and Equipment (without taking into account any depreciation, and exclusive of excavations, footings and foundations, landscaping and paving) determined annually by an insurer, a recognized independent insurance broker or an independent appraiser selected and paid by Borrower and in no event less than the coverage required pursuant to the terms of any Lease.

(ii) Business income interruption insurance (A) with loss payable to Lender, (B) covering losses of income and Rents derived from the Premises and Improvements and any non-insured property on or adjacent to the Premises resulting from any risk or casualty whatsoever, (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and all other insurable portions of the Property have been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date of the loss, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period, and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period of twelve (12) months. The amount of such business income insurance shall be determined by Lender prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding twelve (12) month period. All insurance proceeds payable to Lender pursuant to this Subparagraph 2(a)(ii) shall be held by Lender and shall be applied to the Debt and/or disbursed to Borrower for payment of the costs and expenses to maintain and operate the Premises and Improvements in such amounts and at such times as Lender may determine; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligation to pay the Debt on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the proceeds of such business income insurance. The perils covered by this insurance shall be the same as those accepted on the real property, including flood and earthquake, as necessary. This coverage shall be written on the same basis as the property policy stated in Subparagraph 2(a)(i) above.

(iii) The policy of insurance required pursuant to Subparagraph 2(a)(i) above shall contain Demolition Costs, Increased Cost of Construction and “Ordinance or Law Coverage” or “Enforcement” endorsements in amounts satisfactory to Lender if any of the Improvements or the use of the Premises shall at any time constitute legal non-conforming structures or uses or the ability to rebuild the Improvements is restricted or prohibited.

(iv) If windstorm coverage is excluded from the policy required under Subparagraph 2(a)(i) above, Borrower must provide separate windstorm insurance in an amount equal to the lesser of the original principal balance of the Loan and the maximum amount permitted by law, if the Premises are located in area where Lender requires such insurance. Deductibles larger than $10,000 are subject to approval by Lender.

(v) At all times during which structural construction, repairs or alterations are being made with respect to the Improvements: (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the commercial general liability insurance policy described in Subparagraph 2(b), and (B) the insurance provided for in Subparagraph 2(a)(i) written on a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subparagraph 2(a)(i), (3) including permission to occupy the Improvements, and (4) with an agreed amount endorsement waiving co-insurance provisions. The amount of such coverage must be approved by Lender.

(b) Commercial General Liability/Umbrella Liability. Comprehensive general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Premises and Improvements, such insurance (A) to be on the so-called “occurrence” form containing minimum limits per occurrence of $1,000,000.00 and $2,000,000.00 in the aggregate, together with excess and/or umbrella liability in an amount of at least $5,000,000.00; (B) to contain a liquor liability endorsement if any part of the Premises or Improvements are covered by a liquor license; (C) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; (D) to cover at least the following hazards, (1) premises and operations, (2) products and completed operations on an “if any” basis, (3) independent contractors, (4) blanket contractual liability for all written and oral contracts, (5) contractual liability covering the indemnities contained in Paragraph 36 hereof to the extent the same is available, and (6) all legal liability imposed upon Borrower and all court costs and attorneys’ fee incurred in connection with the ownership, operation and maintenance of the Property; and (E) to be without any deductible. If Borrower has a multi-location policy or loan, the coverage must be maintained on a “per-location basis”.

(c) Flood Insurance. Flood insurance will be required if any portion of the Improvements is situated in a federally designated “special flood hazard area” (for example, Zones A and V) as designated by the Federal Emergency Management Agency, or any successor thereto, as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, The Flood Disaster Protection Act of 1973, or the National Flood Insurance Reform Act of 1994, as each may be amended, (the “Flood Insurance Acts”). The minimum amount of flood insurance required is the lesser of one hundred percent (100%) of the Full Replacement Cost (plus business interruption coverage) or the maximum limit of coverage available for the Improvements under the Flood Insurance Act. The maximum deductible shall be no more than $25,000.

(d) Sinkhole, Mine Subsidence and Earthquake. Sinkhole, mine subsidence and earthquake insurance shall be obtained and maintained if in the opinion of a professional engineer with experience in this professional area there is a foreseeable risk of loss due to this hazard. If necessary, as determined by such engineer, Borrower shall maintain coverage in the full principal amount of the Loan.

(e) Boiler and Machinery Coverage. Comprehensive broad form boiler and machinery insurance (without exclusion for explosion) covering all steam boilers, heating and air conditioning equipment, high pressure piping, machinery and equipment, sprinkler systems, pressure vessels, refrigeration equipment and piping, or similar apparatus now or hereafter installed in the Improvements (including “system breakdown coverage”) and insuring against loss of occupancy or use arising from any breakdown, in an amount at least equal to the lesser of the outstanding principal amount of the Note or $2,000,000.00, with a deductible no greater than $10,000, unless approved by Lender.

(f) Worker’s Compensation and Employer’s Liability. Workers’ compensation, subject to the statutory limits of the state in which the Premises are located, and employer’s liability insurance with a limit of at least $1,000,000.00 per accident and per disease per employee, and $1,000,000.00 for disease aggregate in respect of any work or operations on or about the Premises and Improvements, or in connection with the Premises and Improvements or their operation (if applicable).

(g) Miscellaneous. Such other insurance as may from time to time be reasonably required by Lender in order to protect its interests, including such insurance as may now be or hereafter becomes available that Lender reasonably deems prudent in light of then prevailing market or industry practices or applicable law.

All policies of insurance (the “Policies”) required pursuant to this Paragraph 2 (i) shall be issued by companies approved by Lender and licensed to do business in the state where the Property is located, with a claims paying ability rating of “BBB” or better by Standard & Poor’s Ratings and a rating of “A: IX” or better in the current Best’s Insurance Reports, (ii) shall name Lender and its successors and/or assigns as their interest may appear as the Lender, (iii) shall contain a non-contributory standard Lender clause and a lender’s loss payable endorsement, or their equivalents, naming Lender as the person to which all payments made by such insurance company shall be paid, (iv) shall contain a waiver of subrogation against Lender, (v) shall be maintained throughout the Term without cost to Lender, (vi) shall be assigned to Lender, (vii) on or prior to the date hereof, Borrower shall deliver to Lender either certified copies of the Policies in effect on the date hereof (the “Current Policies”) or ACORD Form 25-S, Certificate of Liability Insurance, and ACORD Form 28, Evidence of Commercial Property Insurance (the “ACORD Certificates”) with respect to the Current Policies (and each ACORD Certificate must specify the Lender, loss payee and additional insured status and/or waivers of subrogation, state the amounts of all deductibles and self-insured retentions, if any, set forth notice requirements for cancellation, material change, or non-renewal of insurance and be accompanied by copies of all required endorsements, provided that Borrower shall deliver to Lender certified copies of the Current Policies not more than thirty (30) days after the date hereof; (viii) at least fifteen (15) days prior to the expiration of the Policies, Borrower shall deliver to Lender either the original policies (or copies of the same certified by the issuers thereof) issued in renewal of each of the expiring Policies or ACORD Certificates with respect thereto, provided that Borrower shall deliver to Lender the original policies (or copies of the same certified by the issuers thereof) issued in renewal of the expired Policies not more than thirty (30) days after the expiration of the subject Policies or upon actual issuance of the renewal policies (ix) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including, without limitation, endorsements providing that Lender shall not be liable for the payment of any of the Insurance Premiums, that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies, that no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant under any Lease or other occupant, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned, and that Lender shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation, and (x) shall be satisfactory in form and substance to Lender and shall be approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower is not required to furnish such receipts for payment of Insurance Premiums in the event that no Event of Default exists and Borrower has previously deposited with Lender sufficient funds to pay all such Insurance Premiums from the Tax and Insurance Impound). If Borrower does not furnish such evidence and receipts at least thirty (30) days prior to the expiration of any expiring Policy, then Lender may procure, but shall not be obligated to procure, such insurance and pay the Insurance Premiums therefor, and Borrower agrees to reimburse Lender for the cost of such Insurance Premiums promptly on demand. Borrower covenants and agrees to promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies. Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.

3. Casualty and Condemnation.

(a) If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”) or if Borrower shall have knowledge of the actual or threatened commencement of any condemnation or eminent domain proceeding that would affect any portion of the Premises or Improvements (a “Condemnation”), Borrower shall give prompt written notice thereof to Lender and, with respect to a Condemnation, shall deliver to Lender copies of any and all papers served in connection with such Condemnation.

(b) Lender may participate in any proceedings for any taking by any public or quasi-public authority accomplished through a Condemnation or any transfer made in lieu of or in anticipation of a Condemnation (which transfer in lieu and Condemnation are collectively referred to as a “Taking”) to the extent permitted by law. Upon Lender’s written request, Borrower shall deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Borrower shall not make any consent or agree to a Taking without the prior written consent of Lender in each instance, which consent shall not be unreasonably withheld or delayed in the case of a Taking of an insubstantial portion of the Property.

(c) Subject to the terms of Paragraph 4 below, all insurance proceeds payable under the Policies and all awards or payments payable on account of a Taking (“Award”), and all causes of action, claims, compensation, awards and recoveries for any other damage, injury, or loss or diminution in value of the Property, are hereby assigned to and shall be paid to Lender. Borrower agrees to execute and deliver from time to time such further instruments as may be requested by Lender to confirm the foregoing assignment to Lender. Borrower hereby irrevocably constitutes and appoints Lender as the attorney-in-fact of Borrower (which power of attorney shall be irrevocable so long as any of the Debt is outstanding, shall be deemed coupled with an interest, shall survive the voluntary or involuntary dissolution of Borrower and shall not be affected by any disability or incapacity suffered by Borrower subsequent to the date hereof), with full power of substitution, subject to the terms of Paragraph 4, to settle for, collect and receive all proceeds of insurance and any Award and any other awards, damages, insurance proceeds, payments or other compensation from the parties or authorities making the same, to appear in and prosecute any proceedings therefor and to give receipts and acquittance therefor.

(d) Lender shall not be limited to the interest paid on an Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided in the Note. Borrower shall cause any Award that is payable to Borrower to be paid directly to Lender. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note (to the extent permitted in the Note or herein) shall have been sought, recovered or denied, to receive the Award, or a portion thereof, to the extent sufficient to pay the unpaid portion, if any, of the Debt.

(e) The expenses incurred by Lender in the adjustment and collection of the proceeds of insurance or an Award shall become part of the Debt and be secured hereby and shall be reimbursed by Borrower to Lender upon demand or, at Lender’s election, deducted by and reimbursed to Lender from such proceeds.

4. Use of the Proceeds of Insurance or Award.

(a) In case of loss or damages covered by any of the Policies and in case of an Award for any Taking, the following provisions shall apply:

(i) In the event of a Casualty that does not exceed $500,000.00, Borrower may settle and adjust any claim without the consent of Lender and agree with the insurance company or companies on the amount to be paid upon the loss provided that such adjustment is carried out in a competent and timely manner. In such case, Borrower is hereby authorized to collect and receive any such insurance proceeds.

(ii) In the event of a Casualty that does exceed $500,000.00 but does not exceed five percent (5%) of the original principal amount of the Note, Lender may settle and adjust any claim, provided, however, that any final agreement with the insurance company or companies of the amount to be paid for the Casualty shall be subject to the approval of Borrower as hereinafter provided, such approval not to be unreasonably withheld, delayed or conditioned. In any such case, the proceeds under the Policies shall be due and payable solely to Lender and held in escrow by Lender in accordance with the terms of this Deed of Trust. Borrower shall have the right to participate in the settlement discussions with the applicable insurance company or companies and Lender shall keep Borrower apprised of all settlement offers and discussions and the results thereof. Lender shall provide ten (10) business days advance written notice to Borrower of the terms and amount of any proposed final agreement on any such claim (such proposed final amount, the “Lender Approved Settlement Amount”). If Borrower disapproves of Lender’s settlement of the claim on such terms and at such amount, Borrower must furnish written notice of such disapproval (any such notice, an “Arbitration Notice”) to Lender within ten (10) business days after Borrower’s receipt of Lender’s notice, such notice of disapproval by Borrower to state Borrower’s election to implement the arbitration procedure set forth in this Paragraph 4 below. Borrower’s failure to furnish notice of disapproval prior to the expiration of such ten (10) business day period shall constitute and be deemed Borrower’s consent and approval to Lender’s settlement of the applicable claim for an amount not less than the Lender Approved Settlement Amount.

(iii) In the event of a Casualty that exceeds five percent (5%) of the original principal amount of the Note, Lender may settle and adjust any claim related thereto without the consent of Borrower and agree with the insurance company or companies on the amount to be paid on the loss, and the proceeds of any such policy shall be due and payable solely to Lender and held in escrow by Lender in accordance with the terms of this Deed of Trust.

(iv) In the event of a Taking where the Award is in an aggregate amount less than ten percent (10%) of the original principal balance of the Note and the Taking does not affect any portion of the Improvements or any portion of the Premises which in Lender’s reasonable determination is integral to the operation of the Premises and Improvements, or in the event of a Casualty where the loss is in an aggregate amount less than twenty-five percent (25%) of the original principal balance of the Note, and (A) no Event of Default or an event which with notice and/or the passage of time would constitute an Event of Default exists, (B) in the reasonable judgment of Lender (1) the Property can be restored within six (6) months after insurance proceeds or the proceeds of the Award are made available and not less than six (6) months prior to the stated Maturity Date to a condition at least equal to the condition thereof that existed prior to the Casualty or Taking, (2) such restored Property will be such that income from its operation is reasonably anticipated to be sufficient to pay operating expenses of the Property and debt service on the Debt in full with the same coverage ratio considered by Lender in its determination to make the Loan (such assessment by Lender to include consideration of the effect of the termination of any Leases due to such Casualty or Taking), (3) Leases covering in the aggregate not less than sixty-five percent (65%) of the rentable square footage of the Improvements will be in full force and effect upon completion of the Repair Work (defined below), (4) all necessary government approvals will be obtained to allow the rebuilding and reoccupancy of the Improvements, (5) there are sufficient sums available (through insurance proceeds, the Award and contributions by Borrower, the full amount of which shall at Lender’s option have been deposited with Lender) for the Repair Work (defined below) (including, without limitation, for any reasonable costs and expenses of Lender to be incurred in administering the Repair Work) and for payment of the Debt as it becomes due and payable during the Repair Work, and (C) Borrower shall have delivered to Lender, at Borrower ‘s sole cost and expense, an appraisal report in form and substance satisfactory to Lender from an appraiser showing the value of the Property as proposed to be restored or repaired to be not less than the appraised value of the Property as of the date of this Deed of Trust, then, and only then, the proceeds of insurance or of the Award (after reimbursement of any expenses incurred by Lender) shall be applied in the manner set forth below to reimburse Borrower for the cost of work of restoring, repairing, replacing or rebuilding (collectively the “Repair Work”) the Property or the part thereof subject to the Casualty or Taking. Borrower hereby covenants and agrees to commence and diligently to prosecute the Repair Work; provided always, that Borrower shall pay all costs (and if required by Lender, Borrower shall deposit the total thereof with Lender in advance) of the Repair Work in excess of the net proceeds of insurance or Award made available pursuant to the terms hereof.

(v) Except as provided above in Subparagraph 4(a)(iv), in the event of any Casualty or Taking Lender may elect in its absolute sole discretion and without regard to the adequacy of the security for the Debt, to (A) apply the proceeds of insurance collected upon any Casualty or Award collected upon any Taking to the payment of the Debt, with or without accelerating the Maturity Date of the Note and declaring the entire outstanding Debt to be immediately due and payable, or (B) hold the insurance proceeds or Award proceeds and make them available to Borrower for the cost of the Repair Work in the manner set forth below. If Lender elects under this subparagraph to apply the proceeds of insurance or Award to the payment of the Debt and no Event of Default or an event which with notice and/or the passage of time would constitute an Event of Default exists, any such application to the Debt shall be considered an Involuntary Prepayment not requiring payment of the prepayment consideration set forth below. If an Event of Default or an event which with notice and/or the passage of tune would constitute an Event of Default exists and any proceeds of insurance or of an Award are applied to the Debt then Borrower shall pay to Lender an additional amount equal to the greater of (1) the Yield Maintenance Premium (hereinafter defined), if any, that would be required hereunder if an Involuntary Prepayment (as hereinafter defined) has been defeased, or (2) three percent (3%) of the Involuntary Prepayment. The term “Involuntary Prepayment” shall mean an amount or amounts that Lender receives representing (i) insurance proceeds or other payments as a result of a Casualty, or (ii) Awards or other payments made in connection with a Taking, and applies to the payment of the principal amount of the Debt. If Lender elects to apply the proceeds of insurance collected upon any Casualty or Award collected upon any Taking to the payment of the Debt and the amount of such proceeds so applied do not pay the Debt in full, Borrower shall have the right on the next regularly scheduled payment date under the Note to prepay the entire remaining outstanding Debt together with an additional amount equal to the greater of (1) the Yield Maintenance Premium, if any, that would be required hereunder if such remaining outstanding portion of the Debt had been defeased, or (2) one percent (1%) of such remaining outstanding balance. Any application to the Debt pursuant to this Subparagraph 4(a)(iv) shall (I) be applied to those payments of principal and interest last due under the Note but shall not postpone any payments otherwise required pursuant to the Note other than such last due payments and (II) cause the Note to be re-amortized in accordance with its terms and conditions.

(vi) In the event Borrower is either entitled to disbursements from the insurance proceeds or Award proceeds held by Lender or Lender elects to make such proceeds available to Borrower for the Repair Work, such proceeds shall be disbursed to Borrower for costs and expenses incurred by Borrower for the Repair Work following (A) the receipt by Lender of a written request from Borrower for disbursement and a certification by Borrower to Lender that the applicable item of Repair Work has been completed, (B) the delivery to Lender of invoices, receipts or other evidence verifying the cost of performing the Repair Work, and (C) for disbursement requests in excess of $10,000.00 with respect to any single item of Repair Work, or for any single item of Repair Work that is structural in nature, delivery to Lender of (1) affidavits, lien waivers or other evidence reasonably satisfactory to Lender showing that all materialmen, laborers, subcontractors and any other parties who might or could claim statutory or common law liens and who are furnishing or have furnished material or labor to the Property have been paid all amounts due for labor and materials furnished to the Property, (2) a certification from an inspecting architect or other third party acceptable to Lender describing the completed Repair Work and verifying its completion and value, and (3) a new (or amended) certificate of occupancy for the portion of the Improvements covered by such Repair Work, if said new certificate of occupancy is required by law, or a certification by Borrower that no new certificate of occupancy is required by law. Lender shall not be required to make any such advances more frequently than one time in any calendar month. Lender may, in any event, require that all plans and specifications for the Repair Work be submitted to and approved by Lender prior to commencement of the Repair Work, which approval shall not be unreasonably withheld, delayed or conditioned. In no event shall Lender assume any duty or obligation for the adequacy, form or content of any such plans and specifications, or for the performance, quality or workmanship of any Repair Work. With respect to disbursements to be made by Lender, no payment made prior to the final completion of the Repair Work shall exceed ninety percent (90%) of the value of the Repair Work performed from time to time; funds other than proceeds of insurance or the Award shall be disbursed prior to disbursement of such proceeds; and at all times, the undisbursed balance of such proceeds remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Repair Work, free and clear of all liens or claims for lien. Any surplus which may remain out of the proceeds of insurance or Award held by Lender after payment of the costs of the Repair Work shall, in the sole and absolute discretion of Lender, be retained by Lender and applied to payment of the Debt or paid to the party or parties legally entitled to such surplus.

(vii) If Borrower delivers an Arbitration Notice to Lender, Borrower and Lender shall, within five (5) business days after Lender’s receipt of any such notice, jointly designate an independent and unaffiliated individual who has not less than ten (10) years experience with respect to settlement of claims resulting from casualties in respect of properties similar to the Premises and Improvements. Not later than five (5) business days after such joint designation of such individual, each of Borrower and Lender shall submit to such individual its separate determinations of the commercially reasonable settlement amount for the applicable Casualty together with any documentation and other backup therefor and shall simultaneously therewith provide a copy of such submission to the other party. The individual so appointed shall review the applicable submissions and within ten (10) days after such individual’s designation select one of the submitted settlement amounts as more accurately reflective of the commercially reasonable settlement amount. Notice of such selection shall be furnished to Borrower and Lender by the applicable individual prior to the expiration of such ten-day period. Upon such selection, Lender shall be authorized to settle the applicable claim for an amount not less than the settlement amount so selected without any further right of consent of Borrower.

(viii) In the event that Borrower and Lender are unable to agree on one individual to act as arbitrator within the five (5) business day period following Lender’s receipt of the Arbitration Notice as contemplated under subparagraph (vii) above, then, in such case, the procedure set forth in this subparagraph (viii) shall be observed in lieu thereof. Not later than five (5) business days after Lender’s receipt of the applicable notice to arbitrate, Borrower and Lender shall each designate an independent and unaffiliated individual who has not less than ten (10) years experience with respect to settlement of claims resulting from casualties in respect of properties similar to the Premises and Improvements and notify the other party of such appointment by identifying the appointee. Not later than five (5) business days after both arbitrators are appointed, the two selected arbitrators shall select a third arbitrator who shall also be an independent and unaffiliated individual who has not less than ten (10) years experience with respect to settlement of claims resulting from casualties in respect of properties similar to the Premises and Improvements, such selection to take place within five (5) business days after such arbitrator’s appointment. Borrower and Lender shall submit to such third arbitrator their separate determinations of the commercially reasonable settlement amount together with any documentation and other backup therefor and shall simultaneously therewith provide a copy of such submission to the other party. The third arbitrator so appointed shall review the applicable submissions and within ten (10) days after such individual’s designation select one of the submitted settlement amounts as more accurately reflective of the commercially reasonable settlement amount. Notice of such selection shall be furnished to Borrower and Lender by the applicable individual prior to the expiration of such ten-day period. Upon such selection, Lender shall be authorized to settle the applicable claim for an amount not less than the settlement amount so selected without any further right of consent of Borrower.

(ix) Time shall be of the essence with respect to the performance of any and all rights and obligations under this Paragraph 4. The decisions of the arbitrator(s), if any, engaged under this Paragraph 4, shall be final and binding and may not be appealed to any court of competent jurisdiction or otherwise except upon a claim of fraud or corruption. All of the costs and expenses of the arbitrator(s), if any, engaged under this Paragraph 4, shall be the sole responsibility of Borrower.

(x) Notwithstanding anything to the contrary contained herein, the proceeds of insurance or Award disbursed to Borrower in accordance with the terms and provisions of this Deed of Trust shall be reduced by the reasonable costs (if any) incurred by Lender in the adjustment and collection thereof and in the reasonable costs incurred by Lender of paying out such proceeds (including, without limitation, reasonable attorneys’ fees and costs paid to third parties for inspecting the Repair Work and reviewing the plans and specifications therefor).

(b) If Borrower undertakes the Repair Work, Borrower shall promptly and diligently, at Borrower’s sole cost and expense and regardless of whether the insurance proceeds or Award, as appropriate, shall be sufficient for the purpose, complete the Repair Work to restore the Property as nearly as possible to its value, condition and character immediately prior to the Casualty or Taking in accordance with the foregoing provisions.

(c) Any reduction in the Debt resulting from Lender’s application of any sums received by it under this Paragraph 4 shall take effect only when Lender actually receives such sums and elects to apply such sums to the Debt and, in any event, the unpaid portion of the Debt shall remain in full force and effect and Borrower shall not be excused in the payment thereof. Partial payments received by Lender, as described in the preceding sentence, shall be applied against the Note consistent with the prepayment provisions described therein for casualty or condemnation proceeds.

5. Tax and Insurance Impound. As of the date of this Deed to Secure Debt, Borrower shall pay to Lender on demand for deposit into the Tax and Insurance Impound (as defined below) an amount (1) equal to one-twelfth of the Taxes estimated by Lender to be due to the applicable taxing authorities as of the date such Taxes are first due and payable without penalty or interest after the date hereof multiplied by the number of months elapsed from and including the first month for which such Taxes have been assessed to and including the first month occurring after the month in which this Deed to Secure Debt becomes effective, and (ii) one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof multiplied by the number of months elapsed from and including the first month in which the currently effective Policies became effective to and including the first month occurring after the month in which this Deed to Secure Debt becomes effective. Thereafter, Borrower shall pay to Lender on the first day of each calendar month (a) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the fund into which said amounts in (a) and (b) above shall be deposited is hereinafter called the “Tax and Insurance Impound”). The monthly payment into the Tax and Insurance Impound and the payments of interest and principal payable pursuant to the Note shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Borrower agrees to notify Lender immediately of any changes to the amounts, schedules and instructions for payment of any Taxes and Insurance Premiums of which it has or obtains knowledge and authorizes Lender or its agent to obtain the bills for Taxes and Other Charges directly from the appropriate taxing authority. Borrower hereby pledges to Lender and grants to Lender a security interest in any and all monies now or hereafter deposited in the Tax and Insurance Impound as additional security for the payment of the Debt. Provided that there are sufficient amounts on deposit in the Tax and Insurance Impound and no Event of Default exists, Lender will apply the Tax and Insurance Impound to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant hereto. In making any payment relating to the Tax and Insurance Impound, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amounts on deposit in the Tax and Insurance Impound shall exceed the amounts due for Taxes and Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Impound. In allocating such excess, Lender may deal with the person shown on the records of Lender to be the owner of the Property. If at any time Lender determines that the amounts on deposit in the Tax and Insurance Impound are not or will not be sufficient to pay the Taxes and Insurance Premiums, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or expiration of the Policies, as the case may be. Whenever an Event of Default exists, Lender may apply any sums then present in the Tax and Insurance Impound to the payment of the Debt in any order in its sole discretion. Until expended or applied as above provided, any amounts in the Tax and Insurance Impound shall constitute additional security for the Debt. The Tax and Insurance Impound shall not constitute a trust fund and may be commingled with other monies held by Lender. Unless otherwise required by applicable law, Borrower shall not receive interest or other earnings on the Tax and Insurance Impound, which shall be held in Lender’s name at a financial institution selected by Lender in its sole discretion. If Lender so elects at any time, Borrower shall provide, at Borrower’s expense, a tax service contract for the Term issued by a tax reporting agency acceptable to Lender. If Lender does not so elect, Borrower shall reimburse Lender for the cost of making annual tax searches throughout the Term.

6. Replacement and Rollover Escrow Funds.

(a) Borrower shall pay $653.50 to Lender on the first day of each calendar month, the amount estimated by Lender in its sole discretion to be due for replacements and repairs required to be made to the Property (the “Replacement Escrow Fund”). Borrower hereby pledges to Lender any and all monies now or hereafter deposited in the Replacement Escrow Fund as additional security for the payment of the Debt. Beginning January 1, 2005, and every January 1st thereafter for the term of the Loan, Borrower shall pay Lender an amount equal to one-twelfth of 102.5% of the previously required annual Replacement Escrow Fund amount on each monthly payment date for one year (or until the Loan is defeased in full pursuant to this Security Deed). Notwithstanding the foregoing, Lender may reassess its estimate of the amount necessary for the Replacement Escrow Fund from time to time and in its reasonable discretion, and may adjust the monthly amounts required to be deposited into the Replacement Escrow Fund after giving thirty (30) days notice to Borrower. If an adjustment is made, Borrower shall be required to pay the adjusted monthly amount until January 1st following one year from the date the first adjusted monthly payment is made. Commencing at that time, and every January 1st thereafter for the term of the Loan, Borrower shall pay Lender an amount equal to one-twelfth of 102.5% of the previously required annual Replacement Escrow Fund amount on each monthly payment date for one year. Provided that no Event of Default exists, Lender shall make disbursements from the Replacement Escrow Fund as requested, in writing, by Borrower, and approved by Lender in its reasonable discretion, on a quarterly basis in increments of no less than $5,000 upon delivery by Borrower of copies of paid invoices (or with respect to requests in excess of $10,000, unpaid invoices) for the amounts requested, a certification from the Borrower stating: (a) the nature and type of the related replacement or repair, (b) that the related replacement or repair has been completed in a good and workmanlike manner and (c) that the related replacement or repair has been paid for in full (or, with respect to requests in excess of $10,000, will be paid for in full from the requested disbursement) and, if required by Lender, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Any disbursement by Lender hereunder for a capital item in excess of $10,000 and not already paid for by Borrower, shall be made by joint check, payable to Borrower and the applicable contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with such capital item. Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement in order to verify completion of replacements and repairs for which reimbursement is sought. The Replacement Escrow Fund shall be held in an interest bearing account in Lender’s name at a financial institution selected by Lender in its sole discretion. All earnings or interest on the Replacement Escrow Fund shall be and become a part of such Replacement Escrow Fund and shall be disbursed as provided in this Paragraph 6(a). All costs and expenses incurred by Lender in establishing and maintaining such interest bearing account shall be paid by Borrower, Lender may charge such costs and expenses directly against the Replacement Escrow Fund, and Borrower shall thereafter promptly pay to Lender for deposit into the Replacement Escrow Fund the full amount of such charges and expenses. Upon the occurrence of an Event of Default, Lender may apply any sums then present in the Replacement Escrow Fund to the payment of the Debt in any order in its sole discretion. The Replacement Escrow Fund shall not constitute a trust fund and may be commingled with other monies held by Lender. Following the delivery and recording of a satisfaction, release, reconveyance or discharge of this Security Deed duly executed by Lender, any funds remaining on deposit m the Replacement Escrow Fund will be disbursed to Borrower.

(b) Borrower shall pay $135,000.00 to Lender at Loan funding from the proceeds of the Loan, and $9,500.00 (the “Monthly Rollover Escrow Payment”) on the first day of each calendar month, which shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred following the date hereof (the “Rollover Escrow Fund”). Borrower’s obligation to make the Monthly Rollover Escrow Payment for deposit in the Rollover Escrow Fund shall be suspended at any time when the undisbursed balance therein as of the last day of the calendar month preceding the applicable monthly payment date is at least $325,000.00 (the “Rollover Escrow Gap Amount”), the intent hereof being that the monthly payments shall resume and continue following any such suspension to the extent that the undisbursed balance in the Rollover Escrow Fund is less than the Rollover Escrow Cap Amount. Borrower hereby pledges to Lender any and all monies now or hereafter deposited in the Rollover Escrow Fund as additional security for the payment of the Debt. Provided that no Event of Default exists, Lender shall make disbursements from the Rollover Escrow Fund for expenses reasonably incurred by Borrower for new Leases, other than those for the Northside Space (as defined in Paragraph 6(c) below), entered into by Borrower in accordance with the provisions of Paragraph 7 below. All such expenses shall be approved by Lender in its reasonable discretion. Provided that no Event of Default shall exist and remain uncured, Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $1,000.00 upon delivery by Borrower of copies of paid invoices (or with respect to requests in excess of $10,000.00, unpaid invoices) for the amounts requested for tenant improvements and leasing commissions, the newly executed Lease, extension, renewal, or modification, with terms commensurate with the expired Lease, a certification for tenant improvement disbursements from the Borrower stating (i) the nature and type of the related improvement, (ii) that the related improvement has been completed in a good and workmanlike manner and (iii) that the related improvement has been paid in full (or, with respect to requests in excess of $10,000.00, will be paid for in full from the requested disbursement) or a certification for leasing commission disbursements stating that such leasing commission has been paid in full (or, with respect to requests in excess of $10,000.00, will be paid for in full from the requested disbursement) and, if required by Lender, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Any disbursement by Lender hereunder in excess of $10,000.00 and not already paid for by Borrower, shall be made by joint check, payable to Borrower and the applicable contractor, supplier, materialman, mechanic, subcontractor, broker or other party to whom payment is due in connection with such disbursement. Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement in order to verify completion of improvements for which reimbursement is sought. The Rollover Escrow Fund shall be held in an interest bearing account in Lender’s name at a financial institution selected by Lender in its sole discretion. All earnings or interest on the Rollover Escrow Fund shall be and become a part of such Rollover Escrow Fund and shall be disbursed as provided in this Paragraph 6(b). All costs and expenses incurred by Lender in establishing and maintaining such interest bearing account shall be paid by Borrower, Lender may charge such costs and expenses directly against the Rollover Escrow Fund, and Borrower shall thereafter promptly pay to Lender for deposit into the Rollover Escrow Fund the full amount of such charges and expenses. Upon the occurrence of an Event of Default, Lender may apply any sums then present in the Rollover Escrow Fund to the payment of the Debt in any order in its sole discretion. The Rollover Escrow Fund shall not constitute a trust fund and may be commingled with other monies held by Lender. Following the delivery and recording of a satisfaction, release, reconveyance or discharge of this Security Deed duly executed by Lender, any funds remaining on deposit in the Rollover Escrow Fund will be disbursed to Borrower.

(c) Borrower shall also pay $250,000.00 to Lender at Loan funding from the proceeds of the Loan which shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred following the date hereof (the “Northside Rollover Escrow Fund”) with respect to the approximately 5,394 square feet of space (the “Northside Space”) presently leased to Northside Hospital, Inc. under the Lease Agreement dated December 28, 1999 between Gwinnett Professional Center, Ltd. as Landlord and Northside Hospital, Inc. as tenant (the “Northside Lease”) for Suite 110 in the Improvements. Provided that no Event of Default exists, and subject to (i) the requirement and limitation set forth in the final sentence of this Paragraph 6(c), and (ii) until not less than half of all space which is as of the date hereof subject to Leases which expire (without reference to optional renewal provisions thereof) during 2005 has been relet pursuant to new or renewal Leases satisfying the requirements of Paragraph 7 to tenants which have taken occupancy and are paying rent and with respect to which all expenses of landlord have been paid in full, a limitation on disbursements to $11.00 per square foot for the space to which the disbursement relates, and thereafter a limitation of $22.00 per square foot for the space to which the disbursement relates, Lender shall make disbursements from the Northside Rollover Escrow Fund for expenses reasonably incurred by Borrower for new Leases or renewal Leases for the Northside Space, entered into by Borrower in accordance with the provisions of Paragraph 7 below. All such expenses shall be approved by Lender in its reasonable discretion. Provided that no Event of Default shall exist and remain uncured, Lender shall make disbursements as requested by Borrower on a monthly basis in increments, of no less than $1,000.00 upon delivery by Borrower of copies of paid invoices (or with respect to requests in excess of $10,000.00, unpaid invoices) for the amounts requested for tenant improvements and leasing commissions, the newly executed Lease, extension, renewal, or modification, with terms commensurate with the expired Lease, a certification for tenant improvement disbursements from the Borrower stating (i) the nature and type of the related improvement, (ii) that the related improvement has been completed in a good and workmanlike manner and (iii) that the related improvement has been paid in full (or, with respect to requests in excess of $10,000.00, will be paid for in full from the requested disbursement) or a certification for leasing commission disbursements stating that such leasing commission has been paid in full (or, with respect to requests in excess of $10,000.00, will be paid for in full from the requested disbursement) and, if required by Lender, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Any disbursement by Lender hereunder in excess of $10,000.00 and not already paid for by Borrower, shall be made by joint check, payable to Borrower and the applicable contractor, supplier, materialman, mechanic, subcontractor, broker or other party to whom payment is due in connection with such disbursement. Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement in order to verify completion of improvements for which reimbursement is sought. The Northside Rollover Escrow Fund shall be held in an interest bearing account in Lender’s name at a financial institution selected by Lender in its sole discretion. All earnings or interest on the Northside Rollover Escrow Fund shall be and become a part of such Rollover Escrow Fund and shall be disbursed as provided in this Paragraph 6(c). All costs and expenses incurred by Lender in establishing and maintaining such interest bearing account shall be paid by Borrower, Lender may charge such costs and expenses directly against the Northside Rollover Escrow Fund, and Borrower shall thereafter promptly pay to Lender for deposit into the Northside Rollover Escrow Fund the full amount of such charges and expenses. Upon the occurrence of an Event of Default, Lender may apply any sums then present in the Northside Rollover Escrow Fund to the payment of the Debt in any order in its sole discretion. The Northside Rollover Escrow Fund shall not constitute a trust fund and may be commingled with other monies held by Lender. Following the delivery and recording of a satisfaction, release, reconveyance or discharge of this Security Deed duly executed by Lender, any funds remaining on deposit in the Northside Rollover Escrow Fund will be disbursed to Borrower. If funds remain in the Northside Rollover Escrow Fund on November 1, 2005, such remaining balance shall be disbursed to Borrower, subject, however, to the requirement and limitation that the aggregate balance in the Northside Rollover Escrow Fund and the Rollover Escrow Fund maintained pursuant to Paragraph 6(b) above shall not be less than the greater of (i) $250,000.00 or (ii) $22.00 per square foot of space subject to Leases existing as of the date hereof which have expired or may thereafter in 2005 expire (without reference to optional renewal rights) and which has not been relet, pursuant to Leases satisfying the requirements of Paragraph 7, to tenants which are in occupancy and paying rent and for which all expenses of the landlord have been paid in full.

(d) Borrower shall pay to Lender all funds received by Borrower from tenants in connection with the cancellation of any Leases (hereinafter “Cancelled Lease”), including, but not limited to, any cancellation fees, penalties, tenant improvements, leasing commissions or other charges (together the “Cancellation Payments”), and such funds shall be held and disbursed by Lender pursuant to the terms of this subparagraph (the “Cancelled Lease Escrow Fund”). Notwithstanding the foregoing, at its sole election Lender may cause all or any portion of the Cancellation Payments to be deposited into the Rollover Escrow Fund and disbursed, in accordance with the terms governing the Rollover Escrow Fund, for expenses relating to the releasing of the space with respect to which they were paid. Borrower hereby pledges to Lender any and all monies now or hereafter deposited in the Cancelled Lease Escrow Fund as additional security for the payment of the Debt. Provided that no Event of Default exists, Lender shall make disbursements from the Cancelled Lease Escrow Fund as follows: (i) the entire amount on deposit in the Cancelled Lease Escrow Fund shall be disbursed to Borrower following receipt by Lender of a fully executed Lease covering the space that had been covered by the Cancelled Lease and which otherwise complies with the requirements for Leases entered into by Borrower in accordance with Paragraph 7 below and the separate Assignment of Leases and Rents from Borrower to Lender (a “New Lease”), a signed tenant estoppel certificate in form and substance reasonably satisfactory to Lender from the tenant under the New Lease to the effect that (1) such tenant is occupying all of the space covered by such New Lease and is open for business, (2) all tenant improvements obligations of landlord under such New Lease have been satisfied, (3) tenant knows of no defaults on such landlord’s part under such New Lease, and (4) tenant is paying rent as required under such New Lease without setoff or deduction, or (ii) prior to the time, if ever, that Borrower satisfies the conditions of clause (i) immediately preceding, Lender shall disburse to Borrower on the first day of each calendar month commencing the first full calendar month after Lender’s receipt from Borrower of the Cancellation Payments an amount equal to the monthly base rental payment that was last payable under the Cancelled Lease, which disbursement shall continue each month until the earlier of either the disbursement of all funds in the Cancelled Lease Escrow Fund or the occurrence of an Event of Default. The Cancelled Lease Escrow Fund shall be held in an interest bearing account in Lender’s name at a financial institution selected by Lender in its sole discretion. All earnings or interest on the Cancelled Lease Escrow Fund shall be and become a part of such Cancelled Lease Escrow Fund and shall be disbursed as provided in this Paragraph 6(d). All costs and expenses charged by the financial institution where the Cancelled Lease Escrow Fund account is held shall be paid by Borrower; Lender may charge such costs and expenses directly against the Cancelled Lease Escrow Fund; and Borrower shall thereafter pay to Lender on demand for deposit into the Cancelled Lease Escrow Fund the full amount of such costs and expenses. Upon the occurrence of an Event of Default, Lender may apply any sums then present in the Cancelled Lease Escrow Fund to the payment of the Debt in any order in its sole discretion. The Cancelled Lease Escrow Fund shall not constitute a trust fund and may be commingled with other monies held by Lender. Following the delivery and recording of a satisfaction, release, reconveyance or discharge of this Security Deed duly executed by Lender, any funds remaining on deposit in the Cancelled Lease Escrow Fund will be disbursed to Borrower.

7. Leases and Rents.

(a) For Ten Dollars ($10.00) and other good and valuable consideration, including the indebtedness evidenced by the Note, the receipt and sufficiency of which are hereby acknowledged and confessed, Borrower has absolutely GRANTED, BARGAINED, SOLD, and CONVEYED, and by these presents does absolutely and unconditionally GRANT, BARGAIN, SELL, and CONVEY the Rents unto Lender, in order to provide a source of future payment of the Debt subject only to the permitted exceptions applicable thereto and the License (herein defined), it being the intention of Borrower and Lender that this conveyance be presently and immediately effective; TO HAVE AND TO HOLD the Rents unto Lender, forever, and Borrower does hereby bind itself, its successors, and assigns to warrant and forever defend the title to the Rents unto Lender against every person whomsoever lawfully claiming or to claim the same or any part thereof; provided, however, that if Borrower shall pay or cause to be paid the Debt as and when the same shall become due and payable and shall perform and discharge or cause to be performed and discharged the Obligations on or before the date the same are to be performed and discharged, then this assignment shall terminate and be of no further force and effect, and all rights, titles, and interests conveyed pursuant to this assignment of rents shall become vested in Borrower without the necessity of any further act or requirement by Borrower or Lender.

(b) Lender hereby grants to Borrower a limited license (the “License”) subject to termination of the License and the other applicable terms and provisions of Paragraph 25 hereof, to exercise and enjoy all incidences of the status of a lessor with respect to the Rents, including without limitation, the right to collect, demand, sue for, attach, levy, recover, and receive the Rents, and to give proper receipts, releases, and acquittances therefor. Borrower hereby agrees to receive all Rents and hold the same as a trust fund to be applied, and to apply the Rents so collected, first to the payment of the Debt, next to the performance and discharge of the Obligations, and next to the payment of all expenses associated with the ownership and operation of the Premises and Improvements. Thereafter, Borrower may use the balance of the Rents collected in any manner not inconsistent with the Loan Documents. Neither this Assignment nor the receipt of Rents by Lender shall effect a pro tanto payment of any portion of the Debt, and such Rents shall be applied as provided in this Paragraph 7. Furthermore, and notwithstanding the provisions of this Paragraph 7, no credit shall be given by Lender for any Rents until the money collected is actually received by Lender, and no such credit shall be given for any Rents after termination of the License, after foreclosure or other transfer of the Property (or part thereof from which Rents are derived pursuant to this Security Deed) to Lender or any other third party.

(c) Upon receipt from Lender of a Lease Rent Notice (as defined in Paragraph 25 hereof), each lessee under the Leases is hereby authorized and directed to pay directly to Lender all Rents thereafter accruing, and the receipt of Rents by Lender shall be a release of such lessee to the extent of all amounts so paid. The receipt by a lessee under the Leases of a Lease Rent Notice shall be sufficient authorization for such lessee to make all future payments of Rents directly to Lender and each such lessee shall be entitled to rely on such Lease Rent Notice and shall have no liability to Borrower for any Rents paid to Lender after receipt of such Lease Rent Notice. Rents so received by Lender for any period prior to foreclosure under this Security Deed or acceptance of a deed in lieu of such foreclosure shall be applied by Lender to the payment of the following in such order and priority as Lender shall determine: (i) the Debt and all expenses incident to taking and retaining possession of the Property and/or collecting Rent as it becomes due and payable and (ii) all expenses associated with the ownership and operation of the Premises and Improvements. In no event will this Paragraph 7 reduce the Debt except to the extent, if any, that Rents are actually received by Lender and applied upon or after said receipt to the Debt in accordance with the preceding sentence. Without impairing its rights hereunder, Lender may, at its option, at any time and from time to time, release to Borrower Rents so received by Lender or any part thereof. As between Borrower and Lender, and any person claiming through or under Borrower, other than any lessee under the Leases who has not received a Lease Rent Notice, this Assignment of Rents is intended to be absolute, unconditional and presently effective (and not an assignment for additional security), and the Lease Rent Notice hereof is intended solely for the benefit of each such lessee and shall never inure to the benefit of Borrower or any person claiming through or under Borrower, other than a lessee who has not received such notice. It shall never be necessary for Lender to institute legal proceedings of any kind whatsoever to enforce the provisions of this Security Deed with respect to Rents. BORROWER SHALL HAVE NO RIGHT OR CLAIM AGAINST ANY LESSEE FOR THE PAYMENT OF ANY RENTS TO LENDER HEREUNDER, AND BORROWER HEREBY INDEMNIFIES AND AGREES TO HOLD FREE AND HARMLESS EACH LESSEE FROM AND AGAINST ALL LIABILITY, LOSS, COST, DAMAGE OR EXPENSE SUFFERED OR INCURRED BY SUCH LESSEE BY REASON OF SUCH LESSEE’S COMPLIANCE WITH ANY DEMAND FOR PAYMENT OF RENTS MADE BY LENDER CONTEMPLATED BY THIS SECURITY DEED.

(d) At any time during which Borrower is receiving Rents directly from any of the lessees under the Leases, Borrower shall, upon receipt of written direction from Lender, make demand and/or sue for all Rents due and payable under one or more Leases, as directed by Lender, as it becomes due and payable, including Rents which are past due and unpaid. If Borrower fails to take such action, or at any time during which Borrower is not receiving Rents directly from lessees under the Leases, Lender shall have the right (but shall be under no duty) to demand, collect and sue for, in its own name or in the name of Borrower, all Rents due and payable under the Leases, as it becomes due and payable, including Rents which are past due and unpaid.

(e) All security deposits of tenants, whether held in cash or any other form, shall not be commingled with any other funds of Borrower and, if cash, shall be deposited by Borrower at such commercial or savings bank or banks as may be reasonably satisfactory to Lender. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable legal requirements shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as hereinabove described, shall be issued by an institution reasonably satisfactory to Lender, shall, if permitted pursuant to any legal requirements, name Lender as payee or Lender thereunder (or at Lender’s option, be fully assignable to Lender) and shall, in all respects, comply with any applicable legal requirements and otherwise be reasonably satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing. Whenever an Event of Default exists, Borrower shall, upon Lender’s request, if permitted by any applicable legal requirements, turn over to Lender the security deposits (and any interest theretofore earned thereon) with respect to all or any portion of the Property, to be held by Lender subject to the terms of the Leases.

(f) Borrower covenants and agrees (i) to perform punctually all obligations and agreements to be performed by it as lessor or party thereto under any Lease, and under any operating agreement, reciprocal easement agreement or similar such agreement; (ii) to do all things necessary or appropriate in the ordinary course of its business to compel performance by each other party to each of such instruments of such other party’s obligations and agreements thereunder; (iii) not to collect any of the Rents more than one (1) month in advance; (iv) not to execute any other assignment of lessor’s interest in the Leases or the Rents and (v) not to permit any subletting of any space covered by a Lease or an assignment of the tenant’s rights under a Lease except in strict accordance with the terms of such Lease. Except as otherwise permitted hereunder, Borrower shall not give any notice, approval or consent or exercise any rights under or in respect of any Lease or any of such other instruments, which action, omission, notice, approval, consent or exercise of rights would release any tenant or other party from, or reduce any tenant’s or any other party’s obligations or liabilities under, or would result in the termination, surrender or assignment of, or the amendment or modification of in any material adverse respect, or would impair the validity of, any Lease or any of such other instruments, if any of the foregoing would affect the Property in any material adverse respect, without the prior written consent of Lender, and any attempt to do any of the foregoing without such consent shall be of no force and effect.

(g) Borrower will promptly deliver to Lender a copy of any notice from any other party to an operating agreement, reciprocal easement agreement or similar such agreement, or any tenant under any Lease (other than any Lease covering a residential dwelling unit or manufactured or mobile home pad site ), in any such case claiming that Borrower is in default in the performance or observance of any of the terms, covenants or conditions thereof to be performed or observed by Borrower and Borrower will use commercially reasonable efforts to provide in each Lease (other than any Lease covering a residential dwelling unit or manufactured or mobile home pad site ) executed after the date hereof to which Borrower is a party that any tenant delivering any such notice shall send a copy of such notice directly to Lender. Following Lender’s written request, Borrower shall deliver to Lender a duplicate original or certified copy of each Lease covering any portion of the Premises or Improvements.

(h) Borrower shall not enter into any Lease after the date hereof that would, evaluated alone or in conjunction with any then existing Leases, result in any material impairment of the fair market value, as of the date such Lease is executed by Borrower, of the Premises or Improvements. Borrower may enter into any Lease which is not inconsistent with the provisions of this Paragraph 7 and the other applicable provisions of this Security Deed and the Loan Documents, if any. Each Lease entered into after the date hereof and each renewal or extension on or after the date hereof of any Lease (a “Renewal Lease”) shall (i) be with a tenant with experience or qualification in the business to be conducted at the space to be covered by such Lease, (ii) be with a tenant whom Borrower has reasonably determined is creditworthy in light of the financial obligations to be assumed by such tenant under the Lease or Renewal Lease, (iii) have an initial term of not less than three (3) or more than ten (10) years, except Leases covering residential dwelling units or manufactured or mobile home pad sites, (iv) provide for rent and other items to be payable in amounts at least equal to the fair market rental value (taking into account the type and quality of the tenant and the space covered by such Lease), as of the date such Lease or Renewal Lease is executed by Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (v) not have a material adverse effect on the value of the Premises and Improvements as a whole or the ability of Borrower to pay the Debt, (vi) constitute an arm’s-length transaction with a bona fide, independent third-party tenant, (vii) be expressly subject and subordinate to this Security Deed and contain provisions for the agreement by the tenant thereunder to attorn to Lender and any purchaser at a foreclosure sale, such attornment to be self-executing and effective upon acquisition of title to the Premises and Improvements by any purchaser at a foreclosure sale, (viii) require the tenant thereunder to execute and deliver to Borrower an estoppel certificate addressing the issues set forth in Paragraph 12(b) of this Security Deed, (ix) (intentionally omitted), and (x) be written on the standard form of lease (without any material changes) approved in writing by Lender. Subject to the provisions below covering Material Leases, Borrower may, without the consent of Lender, amend, modify or waive the provisions of any Lease, provided that such action is in the normal course of Borrower’s business in a manner which is consistent with sound and customary leasing and management practices for similar properties in the community in which the Improvements are located, does not have a material adverse effect upon the value of any of the Premises and Improvements, and provided further that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Security Deed and the other Loan Documents, as applicable. Following Lender’s written request, Borrower shall deliver to Lender a duplicate original or certified copy of the amendment, modification or waiver. Subject to the provisions below covering Material Leases, Borrower may terminate or permit the termination of any Lease or accept surrender of all or any portion of the space demised under any Lease or acquire any Lease or reduce the rentals reserved under or shorten the term of any Lease so long as such action is in the normal course of Borrower’s business in a manner which is consistent with sound and customary leasing and management practices for similar properties in the community in which the Improvements are located, and does not materially adversely affect the value of the Premises and Improvements (taking into account the planned alternative uses of the space) or the ability of Borrower to pay the Debt. All Leases and Renewal Leases, and amendments, modifications, terminations or waivers thereof not meeting the foregoing requirements may not be entered into by Borrower without the prior written approval of Lender.

(i) Borrower shall not enter into any Lease with an affiliate of Borrower without the prior written consent of Lender. Borrower shall not enter into any Lease that grants the tenant thereunder a right or option to purchase all or any portion of the Premises and Improvements.

(j) Notwithstanding anything contained herein to the contrary, Borrower shall not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, permit the termination of, or accept surrender of all or any portion of the space demised under, any Material Lease. The term “Material Lease” shall mean any existing Lease that covers or proposed lease agreement that would cover more than 2,500 rentable square feet of the Premises or Improvements. Nothing in this subparagraph shall prohibit Borrower from accepting a tenant’s election of a right to extend the term of any Material Lease existing as of the date hereof or which Material Lease is subsequently approved by Lender pursuant to the terms hereof if such right to extend is expressly provided for in such Material Lease, the exercise of such right is at the sole option of the tenant thereunder and the length of the extended term and the rental to be paid during the extended term are fixed amounts set forth in such Material Lease.

(k) Any Lease, Renewal Lease, Material Lease, or modification, amendment, wavier, renewal or extension of a Lease or Material Lease that may not be entered into by Borrower under this Security Deed without the prior approval of the Lender (a “Lease Under Review”) must be submitted to Lender together with a comparison of such Lease Under Review compared against the standard form of lease then being used by Borrower. Lender shall have seven (7) business days after its acknowledged receipt of a Lease Under Review to approve or disapprove the same or to request additional information or materials in connection with its review (the “Additional Due Diligence Material”). If Lender disapproves a Lease Under Review, Lender shall provide Borrower with a written explanation of the reasons for disapproval. If Lender has not approved or disapproved a Lease Under Review within seven (7) business days of its acknowledged receipt of such Lease Under Review or of the Additional Due Diligence Material, if any, Lender requested as provided above, then such Lease Under Review shall be deemed approved.

8. Transfer or Encumbrance of the Property.

(a) Borrower acknowledges that Lender has examined and relied on the creditworthiness and experience of Borrower and its controlling principals in owning and operating properties such as the Property in agreeing to make the Loan, and that Lender will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or performance of the Obligations, Lender can recover the Debt by a sale of the Property. Accordingly, except for Transfers (as defined below) expressly permitted by the terms of this Security Deed below, Borrower covenants and agrees not to effect any Transfer or permit any Transfer to occur without in each instance the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion. Any Transfer not expressly permitted by this Security Deed made without the prior written consent of Lender shall constitute an Event of Default and Lender shall have the option to exercise any and all remedies on account of the same, including accelerating the Maturity Date and declaring the entire outstanding Debt immediately due and payable.

(b) The term “Transfer” means (i) any direct, indirect, voluntary or involuntary, sale, conveyance, assignment, alienation, disposition, mortgage, encumbrance, pledge or other transfer of all or any part of the Property, or of all or any portion of the ownership interests in (or, through constituent parties, any of the ultimate beneficial ownership interests in) Borrower, including any transfer of ownership interests resulting from the death of a natural person or by operation of law, or (ii) Borrower shall be divested of its title to the Property or any interest therein, in any manner or way, whether voluntarily or involuntarily. A Transfer includes, without limitation, (A) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (B) an agreement by Borrower leasing all or a substantial part of the Premises or Improvements for other than actual occupancy by a space tenant thereunder pursuant to a Lease in accordance with the terms of the applicable Loan Documents; (C) a sale, assignment, pledge, encumbrance or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (D) any change in control of Borrower, Guarantor or either of their Governing Entities, or (E) any pledge, hypothecation, assignment, transfer or other encumbrance of any ownership interest in Borrower, Guarantor or either of their Governing Entities.

(c) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon any Transfer made without Lender’s prior written consent. This provision shall apply to every Transfer whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(d) Lender’s consent to any Transfer shall not be deemed to be a waiver of Lender’s right to require such consent to any future Transfer. Any Transfer made in contravention of this Paragraph 8 shall be null and void and of no force and effect.

(e) In connection with the review, approval and documentation of any Transfer Borrower shall pay or reimburse Lender on demand all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and disbursements, title search costs and title insurance endorsement premiums, rating agency fees, and the cost of legal opinions relating to REMIC or similar tax issues) incurred by Lender in connection with the review, approval and documentation of such Transfer.

(f) Notwithstanding anything to the contrary in this Paragraph 8. Transfers of ownership interests in Borrower or of ownership interests in any entity that directly or indirectly holds an ownership interest in Borrower may be consummated without the prior consent of Lender and without payment of a Transfer Fee (as defined below), provided that with respect to each such Transfer permitted by this subparagraph (f) all of the following conditions are first satisfied:

(i) After taking into account any prior Transfer, whether to the proposed transferee or otherwise, no single Transfer (or series of Transfers) shall result in (A) the proposed transferee, together with all of the proposed transferee’s Family Members or any affiliates thereof, owning in the aggregate (directly, indirectly or beneficially) more than forty-nine percent (49%) of the ownership interests in Borrower (or in any entity directly or indirectly holding an ownership interest of more than 49% in Borrower), or (B) a Transfer in the aggregate of more than forty-nine percent (49%) of the ownership interests in Borrower (or in any entity directly or indirectly holding an ownership interest of more than 49% in Borrower) that exist as of the date hereof.

(ii) No Transfer otherwise permitted under this Subparagraph (f), regardless of the amount of ownership interest subject to the Transfer, shall result in a change of control of Borrower or its Governing Entity, or the day to day operations of the Property.

(iii) Borrower shall give Lender notice of each Transfer (at least 10 days in advance of any Transfer other than one resulting from the death of an individual) together with copies of all instruments effecting such Transfer.

(iv) Lender shall have received payment of all out-of-pocket costs and expenses, if any, incurred by Lender in connection with such Transfer.

(v) No Event of Default shall exist.

(vi) If required by Lender, Borrower shall have delivered to Lender an endorsement to the policy of title insurance that insures the lien of this Security Deed to the effect that the validity and priority of the lien of this Security Deed and the effectiveness of such title insurance policy are not adversely affected by the Transfer effected pursuant to this subparagraph.

(vii) If required by Lender, Borrower and Guarantor shall have executed and delivered to Lender such documents as Lender may reasonably require affirming the continued effectiveness of all of the Loan Documents notwithstanding the Transfer effected pursuant to this subparagraph

(viii) Upon consummation of such Transfer the legal and financial structure of Borrower (and, if applicable, its Governing Entity), and the single purpose nature of Borrower and its general partner, manager or managing member, satisfies all of the applicable requirements of this Security Deed (including Paragraph 9), and such Transfer does not result in a requalification, reduction or withdrawal of any rating initially assigned or to be assigned by the Rating Agencies in a Secondary Market Transaction (as hereinafter defined).

(ix) If required by Lender, Borrower shall have delivered to Lender a legal opinion from legal counsel of Borrower’s choosing but reasonably acceptable to Lender and in form and substance reasonably satisfactory to Lender addressing the “bankruptcy remote” issues commonly found in so-called “non-consolidation legal opinions.

(g) Transfers of ownership interests m Borrower or of ownership interests in any entity that directly or indirectly holds an ownership interest in Borrower occurring solely by devise, descent or by operation of law upon the death of a natural person, or a Transfer of ownership interests in Borrower or of ownership interests in any entity that directly or indirectly holds an ownership interest in Borrower for bona fide estate planning purposes, that are not covered by the terms of Subparagraph 8(f), and Transfers of ownership interests in Guarantor, will nevertheless not require the consent of Lender or require the payment of a Transfer Fee if (i) all transferees are Family Members, (ii) none of the transferees is then or ever has been a debtor in a bankruptcy or reorganization proceeding or is then or ever has been a defendant in a criminal enforcement proceeding involving any matter classified as a felony under applicable law or involving charges of moral turpitude or fraud, (iii) the person or entity in control of Borrower (or Guarantor, if applicable) following the Transfer and the day-to-day operations of the Property is acceptable to Lender in all respects based upon Lender’s then applicable underwriting criteria and requirements, and (iv) the requirements of clauses (iii) through (vi) of Subparagraph 8(f) are satisfied.

(h) For purposes of this Paragraph 8, (i) “control” means the power to direct the management and policies of Borrower, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, and (ii) a “Family Member” means a spouse, child, grandchild or other lineal descendant of the transferor or transferee, as the case may be, and any trust established for the benefit of a spouse, child, grandchild or other lineal descendant of the transferor or transferee, as the case may be.

(i) Notwithstanding anything to the contrary in this Paragraph 8, Borrower shall have the right to transfer the Property in its entirety (a “Property Transfer”) if, and only if, all of the following conditions are first satisfied:

(i) No Event of Default or event which with the giving of notice or the passage of time would constitute an Event of Default shall exist.

(ii) Borrower gives Lender written notice of the terms of such prospective Property Transfer not less than sixty (60) days before the date on which such Property Transfer is scheduled to be consummated and, concurrently therewith, gives Lender all reasonable information concerning the proposed transferee of the Property (“Transferee”) and the proposed person or entity that will assume Guarantor’s obligations under the Guaranty (“Transferee Guarantor”) as Lender would require in evaluating an initial extension of credit to a borrower and pays to Lender a non-refundable application fee in the amount of $5,000.00 (the “Application Fee”).

(iii) Lender approves in writing the Transferee and, if applicable, the Transferee Guarantor, which approval Lender may withhold in its reasonable discretion. In determining whether to give or withhold its approval of the Transferee and Transferee Guarantor, Lender may consider the Transferee’s experience in owning and operating facilities similar to the Premises and Improvements, the Transferee’s entity structure, the Transferee’s and, if applicable, the Transferee Guarantor’s financial strength and creditworthiness, and the Transferee’s and, if applicable, the Transferee Guarantor’s general business standing and their relationships with contractors, vendors, tenants, lenders and other business entities. In connection with such consideration by Lender, Lender may review such financial statements, credit reports, tax returns and other information reasonably requested by Lender.

(iv) Lender shall have determined in its reasonable discretion that Transferee’s proposed property manager has sufficient experience in the ownership and management of properties similar to the Premises and Improvements, and Lender shall have received reasonable evidence thereof (and Lender reserves the right to approve the Transferee without approving the substitution of the property manager).

(v) To the extent Lender determines it necessary or prudent to do so, Lender shall have received written recommendations from the Rating Agencies (as hereinafter defined) to the effect that the proposed Property Transfer will not result in a requalification, reduction or withdrawal of any rating initially assigned or to be assigned in a Secondary Market Transaction (as hereinafter defined). The term “Rating Agencies” as used herein shall mean each of Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc., and Fitch, Inc., or any other nationally-recognized statistical rating agency which has been approved by Lender;

(vi) Without any cost or expense to Lender, Transferee and, if applicable, Transferee Guarantor execute and deliver to Lender an assumption agreement in form and substance acceptable to Lender evidencing such Transferee’s agreement to abide and be bound by the terms of the Note, this Security Deed and the other Loan Documents and, if applicable, such Transferee Guarantor’s agreement to abide and be bound by the terms of the Guaranty, and Transferee executes and delivers new financing statements or financing statement amendments, and Transferee and Transferee Guarantor deliver such additional documents and legal opinions as reasonably requested by Lender to evidence and effectuate said assumption, including a legal opinion letter in form and substance reasonably acceptable to Lender addressing the “bankruptcy remote” issues commonly found in so-called “non-consolidation legal opinions” issued by counsel to Transferee reasonably acceptable to Lender.

(vii) If Transferee is other than a natural person, Lender is in receipt of all documents evidencing the Transferee’s capacity and good standing, and the qualification of the signers to execute the assumption of the Debt, which documents shall include, without limitation, certified copies of all documents relating to the organization and formation of the Transferee and Transferee’s Governing Entity. Transferee and such Governing Entity must satisfy all of the applicable requirements of Paragraph 9 of this Security Deed.

(viii) Borrower executes and delivers to Lender, without any cost or expense to Lender, a release of Lender, its officers, directors, employees and agents, from all claims and liability relating to the transactions evidenced by the Loan Documents, through and including the date of the consummation of the Property Transfer, which agreement shall be in form and substance reasonably satisfactory to Lender.

(ix) Borrower delivers to Lender, without any cost or expense to Lender, such endorsements to Lender’s Lender policy of title insurance, hazard insurance endorsements or certificates and other similar materials as Lender may deem reasonably necessary at the time of the Property Transfer, all in form and substance reasonably satisfactory to Lender, including, without limitation, an endorsement or endorsements to Lender’s title insurance policy insuring the lien of this Security Deed, extending the effective date of such policy to the date of execution and delivery (or, if later, of recording) of the assumption agreement referenced above, with no additional exceptions added to such policy, and insuring that fee simple title to the Premises and Improvements are vested in the Transferee.

(x) Concurrently with the consummation of the Property Transfer, Borrower pays to Lender in cash a non-refundable transfer fee equal to one percent (1%) of the then outstanding amount of the Debt (the “Transfer Fee”), which Transfer Fee is in addition to the Application Fee. The Application Fee shall be used to pay Lender’s reasonable and customary out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, title search costs and title insurance endorsement premiums, Rating Agency fees and the cost of legal opinions relating to REMIC or similar tax issues, incurred by Lender in connection with the Property Transfer. Borrower’s obligation to pay such out-of-pocket costs and expenses and attorneys’ fees of Lender in connection with such Property Transfer shall not exceed the Application Fee.

(j) Without limiting the foregoing, if a Property Transfer has been consummated following satisfaction of all of the conditions precedent set forth in Subparagraph 8(i) above and Lender has received from Transferee and, if applicable, Transferee Guarantor, the written assumption agreement described in Subsection 8(i)(vi) above, then, and only then, the parties who have executed this Security Deed shall be relieved of all obligations under the Note, this Security Deed and the other Loan Documents, and the Guarantor, if applicable, shall be relieved of all obligations under the Guaranty, but in each instance only as to acts or events occurring, or obligations arising, after consummation of such Property Transfer.

(k) Notwithstanding any other term or provision of this Paragraph 8 to the contrary, Transfers of ownership interests in Borrower or of ownership interests in any entity that directly or indirectly holds an ownership interest in Borrower may not be consummated without the prior consent of Lender for the period ending upon the first to occur of (i) a Secondary Market Transaction or (ii) one hundred eighty (180) days after the date of this Security Deed, upon which date this subparagraph shall terminate and be of no further force or effect.

9. Single Purpose Entity/Separateness. Borrower represents, warrants and covenants as follows:

(a) Borrower does not own and will not own any asset or property other than (i) the Property, and (ii) incidental personal property necessary for the ownership or operation of the Property.

(b) Borrower will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated.

(c) Borrower will not enter into any contract or agreement with any affiliate of the Borrower, any constituent party of Borrower, any guarantor (a “Guarantor”) of the Debt or any part thereof or any affiliate of any constituent party or Guarantor, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.

(d) Borrower has not incurred and will not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) the Debt, (ii) unsecured trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances and such debt is not evidenced by a promissory note executed by Borrower, provided that the outstanding amount of such trade and operational debt shall never be more than four percent (4%) of the stated principal sum of the Note at any one time and Borrower covenants to pay all such trade and operational debt within sixty (60) days of the date the same is incurred, and (iii) debt incurred in the ordinary course of Borrower’s business to finance equipment and other personal property used on the Premises the removal of which would not materially damage the Improvements or materially impair the value of the Improvements, provided that such debt is not evidenced by a promissory note executed by Borrower or is secured by any property other than the item of equipment or personal property so financed. No indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property.

(e) Borrower has not made and will not make any loans or advances to any third party (including any affiliate or constituent party, any Guarantor or any affiliate of any constituent party or Guarantor), and shall not acquire obligations or securities of its affiliates or any constituent party.

(f) Borrower is and will remain solvent and Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due.

(g) Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, good standing and right to do business in the state where it is organized or registered and in the state where the Premises are located, and Borrower will not, and will not permit its Governing Entity or Guarantor if Guarantor is other than a natural person), to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, articles or organization and operating agreement, trust or other organizational documents of Borrower or Governing Entity, without the prior written consent of Lender.

(h) Borrower will maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates and any constituent party and Borrower will file its own tax returns, provided, however, that Borrower’s assets may be included in a consolidated financial statement with its affiliates provided that the appropriate notations shall be made on such consolidated financial statement to indicate the separateness of Borrower and such affiliates and to indicate that none of such affiliates assets and credit are available to satisfy the debts and other obligations of Borrower.

(i) Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any affiliate of Borrower, any constituent party of Borrower, any Guarantor or any affiliate of any constituent party of Borrower or Guarantor), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its affiliates as a division or part of the other and shall maintain and utilize a separate telephone number and separate stationery, invoices and checks.

(j) Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(k) Neither Borrower, Guarantor nor any Governing Entity of Borrower or Guarantor, will seek the dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of the Borrower, Guarantor or such Governing Entity.

(l) Borrower will not commingle the funds and other assets of Borrower with those of any affiliate or constituent party, any Guarantor, or any affiliate of any constituent party of Borrower or Guarantor, or any other person.

(m) Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or constituent party, any Guarantor, or any affiliate of any constituent party of Borrower or Guarantor, or any other person.

(n) Borrower does not and will not hold itself out to be responsible for the debts or obligations of any other person.

(o) If Borrower is a single-member limited liability company, (i) Borrower’s operating agreement (the “LLC Agreement”) provides for the continued existence of Borrower in the event of the bankruptcy or dissolution of the sole member, and (ii) Borrower has furnished to Lender as of the date of this Security Deed an opinion of counsel reasonably acceptable to Lender and its counsel that (i) Borrower is a legal entity formed in the state of its organization; (ii) the LLC Agreement constitutes a legal, valid and binding agreement of the sole member and is enforceable against the sole member in accordance with its terms; (iii) under the law of the state in which Borrower has been organized Borrower is a separate legal entity and the existence of Borrower as a separate legal entity shall continue until the cancellation of Borrower’s articles of organization; (iv) the LLC Agreement provides for the continued existence of Borrower in the event of the bankruptcy or dissolution of the sole member, and such provisions would be enforceable under the laws of the state in which Borrower has been organized notwithstanding the bankruptcy or dissolution of the sole member; (v) no creditor of the sole member shall have any right to satisfy its claim against sole member by obtaining possession of, or otherwise realizing upon, the Property or any other assets of Borrower; (vi) if properly presented to a state court in the state in which Borrower has been organized, such state court applying such state’s law, would conclude that until such time that no amounts remain due and payable and no obligations remain outstanding under the Loan Documents, in order for a person to file a voluntary bankruptcy petition on behalf of Borrower, the unanimous vote of the individuals serving as the managers of Borrower or as the managers or directors of Borrower’s Governing Entity or of the sole member or of the sole member’s Governing Entity, as the case may be, is required; and (vii) although on application to a court of competent jurisdiction a judgment creditor of the sole member may be able to charge the sole member’s share of any profits and losses of Borrower and the sole member’s right to receive distributions of Borrower’s assets (the “Sole Member’s Interest”) and the court may appoint a receiver of the share of the distributions due or to become due to the sole member in respect of Borrower, the receiver shall have only the rights of an assignee of the Sole Member’s Interest.

10. Maintenance of Property. Borrower shall cause the Property to be maintained in a good and safe condition and repair and in keeping with the condition and repair of properties of a similar use, value, age, nature and construction. Borrower shall not use, maintain or operate the Property in any manner which constitutes a public or private nuisance or which makes void, voidable, or cancelable, or increases the premium of, any insurance then in force with respect thereto. Borrower shall comply with all of the recommendations concerning the maintenance and repair of the Property which are contained in the inspection and engineering report which was delivered to Lender in connection with the origination of the Loan. The Improvements and the Equipment shall not be removed, demolished or materially altered (except for normal replacement of the Equipment with items of the same utility and of equal or greater value) without the prior written consent of Lender. Borrower shall promptly comply with all laws, orders and ordinances affecting the Property, or the use thereof. Borrower shall promptly repair, replace or rebuild any part of the Improvements or Equipment that is destroyed by any Casualty, or becomes damaged, worn or dilapidated or that is affected by any Taking and shall complete and pay for any structure at any time in the process of construction or repair on the Premises. Borrower shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Premises or Improvements or any part thereof. If under applicable zoning provisions the use of all or any portion of the Premises or Improvements is or shall become a nonconforming use, Borrower will not cause or permit such nonconforming use to be discontinued or abandoned without the express written consent of Lender. Borrower shall not (i) change the use of the Premises or Improvements or (ii) take any steps whatsoever to convert the Premises or Improvements, or any portion thereof, to a condominium or cooperative form of management. Borrower will not install or permit to be installed on the Premises any underground storage tank. Borrower shall not commit or suffer any physical waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any of the Policies, or do or permit to be done thereon anything that may in any way impair the value of the Property in any material respect or the lien of this Security Deed. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Premises, regardless of the depth thereof or the method of mining or extraction thereof.

11. Defeasance.

(a) At any time after the date which is the earlier of four years following the date hereof or two years after the date of a Secondary Market Transaction (as defined in Paragraph 19(b)), and provided no Event of Default exists, Borrower may obtain the release of the Property from the lien of this Security Deed upon the satisfaction of the following conditions precedent:

(i) not less than thirty (30) days prior written notice to Lender specifying a regularly scheduled payment date (the “Release Date”) on which the Defeasance Deposit (hereinafter defined) is to be made;

(ii) the payment to Lender of interest accrued and unpaid on the principal balance of the Note to and including the Release Date;

(iii) the payment to Lender of all other sums, not including scheduled interest or principal payments, due under the Note, this Security Deed, the Assignment of Leases, and the other Loan Documents;

(iv) the payment to Lender of the Defeasance Deposit; and

(v) the delivery to Lender of:

(A) a security agreement, in form and substance satisfactory to Lender, creating a first priority lien on the Defeasance Deposit and the U.S. Obligations (hereinafter defined) purchased on behalf of Borrower with the Defeasance Deposit in accordance with this provision of this paragraph (the “Security Agreement”);

(B) a release of the Property from the lien of this Security Deed (for execution by Lender) in a form appropriate for the jurisdiction in which the Property is located;

(C) an officer’s certificate of Borrower certifying that the requirements set forth in this Subparagraph (a) have been satisfied;

(D) an opinion of counsel for Borrower in form and substance and delivered by counsel satisfactory to Lender stating, among other things (x) that Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations purchased by Lender on behalf of Borrower, (y) that the Security Agreement is enforceable against Borrower in accordance with its terms and (z) that the defeasance will not cause any trust to fail to qualify as a “real estate mortgage investment conduit” (a “REMIC”), within the meaning of Section 860D of the Internal Revenue Code of 1986;

(E) evidence in writing from the applicable Rating Agencies to the effect that such release will not result in a re-qualification, reduction or withdrawal of any rating in effect immediately prior to such defeasance for any securities issued in connection with a Secondary Market Transaction; and

(F) such other certificates, opinions, documents or instruments as Lender may reasonably request.

In connection with the conditions set forth in Subparagraph 11(a)(v) above, Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled payment dates after the Release Date upon which interest and principal payments are required under the Note and in amounts equal to the scheduled payments due on such dates under the Note (the “Scheduled Defeasance Payments”). Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to Lender and applied to satisfy the obligations of the Borrower under the Note.

(b) Upon compliance with the requirements of this Paragraph 11, the Property shall be released from the lien of this Security Deed and the pledged U.S. Obligations shall be the sole source of collateral securing the Note. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by Subparagraph (a) above and satisfy the Borrower’s obligations under this paragraph shall be remitted to the Borrower with the release of the Property from the lien of this Security Deed. In connection with such release, Lender may establish or designate a successor entity (the “Successor Borrower”) and Borrower shall transfer and assign all obligations, rights and duties under and to the Note together with the pledged U.S. Obligations to such Successor Borrower. The right of Lender to establish or designate a Successor Borrower shall be retained by Lender notwithstanding the sale or transfer of this Security Deed unless such obligation is specifically assumed by the transferee. Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations thereunder. The Borrower shall pay $1,000.00 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Notwithstanding anything in this Security Deed to the contrary, no other assumption fee shall be payable upon a transfer of the Note in accordance with this paragraph, but Borrower shall pay all costs and expenses incurred by Lender, including Lender’s attorneys’ fees and expenses, incurred in connection with this Paragraph 11.

(c) For purposes of this paragraph, the following terms shall have the following meanings:

(i) The term “Defeasance Deposit” shall mean an amount equal to the sum of one-hundred percent (100%) of the entire unpaid principal balance of the Note, the Yield Maintenance Premium, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of this paragraph;

(ii) The term “Yield Maintenance Premium” shall mean the amount (if any) which, when added to the remaining principal amount of the Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments; and

(iii) The term “U.S. Obligations” shall mean direct, non-callable obligations of the United States of America.

12. Estoppel Certificates and No Default Affidavits.

(a) After written request by Lender, Borrower, within ten (10) days, shall furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the rate of interest of the Note, (iv) the terms of payment and maturity date of the Note, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Events of Default or events which, with the passage of time or the giving of notice or both, would constitute an Event of Default exist under any of the Loan Documents, (vii) that, except as expressly set forth in such statement, all representations and warranties of Borrower set forth herein and in the other Loan Documents are true and correct in all material respects as of the date of such statement, (viii) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (ix) whether any offsets or defenses exist against the Debt or Obligations and, if any are alleged to exist, a detailed description thereof, (x) that all Leases are in full force and effect and (provided the Improvements are not a residential multifamily property) have not been modified (or if modified, setting forth all modifications), (xi) the date to which the Rents thereunder have been paid pursuant to the Leases, (xii) whether or not, to the best knowledge of Borrower, any of the lessees under the Leases are in default under the Leases, and, if any of the lessees are in material default, setting forth the specific nature of all such material defaults, (xiii) the amount of security deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiv) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the Debt and Obligations, the Property or this Security Deed.

(b) Except with respect to Leases covering residential dwelling units or manufactured or mobile home pad sites, upon Lender’s written request, subject to the provisions of the Leases, Borrower shall obtain from each tenant whose Lease requires such tenant to execute and deliver an estoppel certificate (and with respect to any tenant whose Lease does not require the same Borrower shall use its best efforts to obtain such certificate), and shall thereafter promptly deliver to Lender duly executed estoppel certificates from any one or more tenants under the Leases as requested by Lender, attesting to such facts regarding the Leases as Lender may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no material defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease. Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year, other than the calendar year during which a Secondary Market Transaction occurs.

13. Changes in Laws Regarding Taxation. If any law is enacted or adopted or amended after the date of this Security Deed which deducts the Debt from the value of the Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay such tax, with interest and penalties thereon, if any. In the event Lender is advised by counsel chosen by it that the payment of such tax or interest and penalties by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury, then in any such event, Lender shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable, in which event the payment of the Debt shall be without any prepayment or yield maintenance premium or penalty.

14. No Credits on Account of the Debt. Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of this Security Deed or the Debt. In the event such claim, credit or deduction shall be required by law, Lender shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable, in which event the payment of the Debt shall be without any prepayment or yield maintenance premium or penalty.

15. Documentary Stamps. If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note or this Security Deed, or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

16. Controlling Agreement. It is expressly stipulated and agreed to be the intent of Borrower, and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Paragraph 16 shall control every other covenant and agreement in this Security Deed and the other Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Debt, or if Lender’s exercise of the option to accelerate the maturity of the Note, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of the Note and all other Debt, and the provisions of the Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Debt until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

17. Financial Statements.

(a) Borrower represents and warrants to Lender that the financial statements heretofore furnished to Lender are, as of the dates specified therein, complete and correct in all material respects and fairly present the financial condition of the Borrower and any other persons or entities that are the subject of such financial statements, and are prepared in accordance with sound accounting principles consistently applied. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation of the Improvements, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operation or business of Borrower from that set forth in said financial statements.

(b) Borrower will maintain full and accurate books and records of accounts in accordance with sound accounting principles consistently applied in which full, true and correct entries shall be promptly made with respect to Borrower, the Property and the operation thereof, and will permit all such books and records (including without limitation all contracts, statements, invoices, bills and claims for labor, materials and services supplied for the construction, repair or operation of the Improvements) to be inspected or audited and copies made by Lender and its representatives during normal business hours and at any other reasonable times. Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) calendar days after the end of each calendar quarter the following items, each certified by Borrower as being true and correct, in such format and in such detail as Lender may request: (i) a written statement (rent roll) dated as of the last day of each such calendar quarter identifying each of the Leases by the term, space occupied, rental required to be paid, security deposit paid, any rental concessions, commencement date, expiration date, options to renew or expand, expense recovery provisions, and identifying any defaults or payment delinquencies thereunder; (ii) monthly and year-to-date operating statements prepared for each calendar month during each such calendar quarter reporting period detailing the total revenues received, total expenses incurred, total cost of all capital improvements, total debt service and total cash flow. From the date hereof through the earlier of the date twelve (12) months after the date hereof or the date of disposition of the Loan by Lender in a Secondary Market Transaction (defined in Paragraph 19(b)), the Borrower shall furnish on a monthly basis each of the items listed in the immediately preceding sentence (collectively, the “Pre-Securitization Financials”) within twenty (20) days after the end of each calendar month. Borrower’s annual financial statements shall include, except with respect to tenants occupying and Leases covering residential dwelling units or manufactured or mobile home pad sites, (i) a list of the tenants, if any, occupying more than twenty (20%) percent of the total floor area of the Improvements, and (ii) a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which Leases shall expire in each such year, each such percentage to be expressed on both a per year and a cumulative basis. Within ninety (90) days following the end of each calendar year, Borrower shall furnish statements of its financial affairs and condition including a balance sheet and a statement of profit and loss for the Borrower in such detail and format as Lender may request, and setting forth the financial condition and the income and expenses for the Property for the immediately preceding calendar year. Borrower’s annual financial statements shall be accompanied by a certificate executed by its chief financial officer or by an authorized representative of its Governing Entity, as applicable, stating that each such annual financial statement presents fairly the financial condition of the Property being reported upon and has been prepared in accordance with sound accounting principles consistently applied. At any time and from time to time Borrower shall deliver to Lender or its agents such other financial data as Lender or its agents shall reasonably request with respect to the ownership, maintenance, use and operation of the Property.

(c) In the event that Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Paragraph 17 within thirty (30) days after the date upon which such Required Record is due, Borrower shall pay to Lender, at Lender’s option and in its sole discretion, an amount equal to $5,000; provided that, Lender has given at least fifteen (15) days prior written notice to Borrower of such failure by Borrower to timely submit the applicable Required Record and the opportunity to cure such default by delivering the applicable Required Record during such fifteen (15) day period. Notwithstanding the foregoing, in the event that Borrower fails to provide Lender with Pre-Securitization Financials on or before the date they are due, Borrower shall pay to Lender at Lender’s option and in its sole discretion, an amount equal to $5,000 for each month that Borrower fails to deliver the required Pre-Securitization Financials.

18. Performance of Other Agreements. Borrower shall observe and perform each and every term to be observed or performed by Borrower pursuant to the terms of any of the Intangibles or any other agreement or recorded instrument affecting or pertaining to the Property. Borrower further covenants and agrees to (a) give prompt notice to the Lender of any notice received by the Borrower concerning any of the Intangibles or any such other agreement or recorded instruments, together with a complete copy of any such notice, (b) enforce, short of termination thereof, the performance and observance of each and every term, covenant and provision of the Intangibles and any such other agreement and recorded instrument to be performed or observed, if any, and (c) not terminate any of the Intangibles or any such other agreement or recorded statement without the prior written consent of the Lender.

19. Further Acts, Etc.

(a) Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, Uniform Commercial Code financing statements, financing statement amendments or continuation statements, transfers and assurances as Lender shall, from time to time, require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby deeded, mortgaged, given, granted, bargained, sold, alienated, enfeoffed, conveyed, confirmed, pledged, assigned and hypothecated or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Security Deed or for filing, registering or recording this Security Deed or for facilitating the sale of the Loan and the Loan Documents as described in Paragraph 19(b) below. Borrower, on demand, will execute and deliver and hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements, financing statement amendments, chattel mortgages or other instruments, to evidence more effectively the security interest of Lender in the Property. Upon foreclosure, the appointment of a receiver or any other relevant action, Borrower will, at the cost of Borrower and without expense to Lender, cooperate fully and completely to effect the assignment or transfer of any license, permit, agreement or any other right necessary or useful to the operation of the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including, without limitation, such rights and remedies available to Lender pursuant to this paragraph.

(b) Borrower acknowledges that Lender and its successors and assigns may (i) sell, assign or transfer this Security Deed, the Note and other Loan Documents to one or more investors as a whole loan, (ii) grant participation interests in the Loan to investors or issue to investors mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement to one or more investors, (iii) deposit this Security Deed, the Note and other Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, (vi) transfer any and all of the servicing rights with respect to the Loan, or delegate any or all of its responsibilities as Lender under the Loan Documents, (v) deem the Note to have been subdivided into multiple components with notational balances as Lender may determine (provided that the aggregate sum of the notational balances shall equal the then outstanding principal balance of the Note) and require each of the multiple components to be evidenced by a separately physical promissory note, or (vi) otherwise sell the Loan or interest therein to investors (the transactions referred to in clauses (i) through (vi) are hereinafter each referred to as “Secondary Market Transaction”); provided, however, notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, Borrower shall not be obligated to take any action nor shall any such requirements be imposed in connection with a Secondary Market Transaction that would: (i) change the outstanding principal balance of the Loan; (ii) increase the interest rate or payments on the Loan; (iii) increase the rate of amortization of the Loan; (iv) shorten the maturity date of the Loan; (v) alter in any material way the transfer restrictions relating to direct or indirect interests in the Property (including any equity interests in the direct or indirect owners of Borrower); (vi) affect the limitations on recourse against Borrower; (vii) increase the amounts of reserves or escrows; (viii) violate any existing agreement to which Borrower, Guarantor or any of their affiliates is a party or any applicable law; or (ix) materially change any obligation of Borrower under the other Loan Documents. Borrower shall cooperate with Lender in effecting any such Secondary Market Transaction and shall cooperate to implement all requirements imposed by any Rating Agency involved in any Secondary Market Transaction, provided that except for any of Borrower’s own counsel fees, Borrower shall not be obligated to incur any costs or expenses to provide such cooperation. Subject to the foregoing provisions of this Subparagraph, Borrower shall execute such notes, modification and other agreements and provide such information, legal opinions and documents relating to Borrower, Guarantor, if any, the Property and any tenants of the Improvements as Lender may reasonably request in connection with such Secondary Market Transaction. In addition, Borrower shall make available to Lender all information concerning its business and operations that Lender may reasonably request. Lender shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction. It is understood that the information provided by Borrower to Lender may ultimately be incorporated into the offering documents for the Secondary Market Transaction and thus various investors may also see some or all of the information. Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Borrower and Borrower indemnifies Lender as to any losses, claims, damages or liabilities that arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such information or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements m such information, or in light of the circumstances under which they were made, not misleading. Lender may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development.

20. Recording of Security Deed, Etc. Borrower forthwith upon the execution and delivery of this Security Deed and thereafter, from time to time, will cause this Security Deed, and any security instrument creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower will pay all filing, registration or recording fees, and all expenses incident to the preparation, execution and acknowledgment of this Security Deed, any mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and all federal, state, county and municipal, taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Security Deed, any Security Deed supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, except where prohibited by law so to do. BORROWER HEREBY AGREES, AT ITS SOLE COST AND EXPENSE, TO PROTECT, DEFEND, INDEMNIFY, RELEASE AND HOLD HARMLESS THE INDEMNIFIED PARTIES (AS DEFINED BELOW) FROM AND AGAINST ANY AND ALL LOSSES (AS DEFINED BELOW) IMPOSED UPON OR INCURRED BY OR ASSERTED AGAINST ANY INDEMNIFIED PARTIES AND DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY RELATING TO ANY TAX ON THE MAKING AND/OR RECORDING OF ANY OF THE LOAN DOCUMENTS.

21. Notice of Certain Events. Borrower agrees to give prompt notice to Lender of the insolvency or bankruptcy filing of Borrower or the death, insolvency or bankruptcy filing of any Guarantor.

22. Events of Default. The Debt shall become immediately due and payable at the option of Lender upon the happening of any one or more of the following events of default (each an “Event of Default”):

(a) failure to make payment of (1) interest or principal within five (5) days after the same is due, or (2) the entire Debt on or before the Maturity Date;

(b) subject to Borrower’s right to contest as provided herein, if any of the Taxes or Other Charges are not paid when the same are due and payable (unless and to the extent such failure is due to Lender’s failure to pay Taxes when sums sufficient for such purpose are on deposit in the Tax and Insurance Impound and no other Event of Default exits);

(c) if the Policies are not kept in full force and effect (unless the same results from Lender’s failure to pay the applicable premiums therefor when sums sufficient for such purpose are on deposit in the Tax and Insurance Impound and no other Event of Default exits), or if the Policies are not delivered to Lender upon request;

(d) if Borrower, Guarantor or either of their respective Governing Entities consummates a Transfer that is not expressly permitted under the terms of this Security Deed without Lender’s prior written consent;

(e) if any representation or warranty of Borrower, or of any Guarantor, made herein or in any other Loan Document or in any certificate, report, financial statement or other instrument or document furnished to Lender shall have been false or misleading in any material respect when made;

(f) if Borrower or any Guarantor shall make an assignment for the benefit of creditors or if Borrower or any Guarantor shall generally not be paying its debts as they become due;

(g) if a receiver, liquidator or trustee of Borrower or of any Guarantor shall be appointed or if Borrower or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or any Guarantor or if any proceeding for the dissolution or liquidation of Borrower or of any Guarantor shall be instituted; however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or such Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(h) if Borrower shall be in default under any other mortgage or security agreement covering any part of the Property whether it be superior or junior in lien to this Security Deed;

(i) subject to Borrower’s right to contest certain liens as provided for in this Security Deed, if the Property becomes subject to any lien, except a lien for local real estate taxes and assessments not then due and payable, and such lien is not discharged of record (by payment, bonding or otherwise) within thirty (30) calendar days after the date the same is filed of record;

(j) if any federal tax lien is filed against Borrower, Guarantor or either of their respective Governing Entities, or any of the Property, and the same is not discharged of record within sixty (60) calendar days after the date the same is filed of record;

(k) if Borrower fails to cure properly any violations of laws or ordinances affecting or which may be interpreted to affect the Property within thirty (30) days after Borrower first receives notice of any such violations, provided that if such default is reasonably susceptible of cure, but not within such thirty (30) day period, and provided Borrower promptly commences and diligently proceeds with a cure, within such longer period as is permitted without adverse consequence by the notification of the violation of law or ordinance or by the law or ordinance itself, but not to exceed ninety (90) additional days;

(l) except as permitted in this Security Deed or required pursuant to the terms of any Lease, the alteration, improvement, demolition or removal of any of the Improvements, or any construction on the Premises, without the prior consent of Lender;

(m) if Borrower shall continue to be in default under any term, covenant, or provision of the Note or any of the other Loan Documents, beyond applicable cure periods contained in those documents;

(n) if Borrower fails to cure a default under any other term, covenant or provision of this Security Deed within thirty (30) days after Borrower first receives notice of any such default; provided, however, if such default is reasonably susceptible of cure, but not within such thirty (30) day period, then Borrower may be permitted up to an additional ninety (90) days to cure such default provided that Borrower diligently and continuously pursues such cure;

(o) if, without Lender’s prior written consent, (i) the Management Agreement is terminated by Borrower, (ii) Borrower permits or consents to a transfer of the ownership, management or control of Manager other than to Borrower’s Governing Entity, (iii) there is a material change in the Management Agreement, or (iv) if there shall be a material default by Borrower under the Management Agreement; or

(p) if Borrower ceases to continuously operate the Improvements or any material portion thereof for any reason whatsoever (other than temporary cessation in connection with any repair or renovation thereof undertaken pursuant to the terms of this Security Deed or with the prior written consent of Lender).

23. Late Payment Charge. If any portion of the Debt is not paid within five (5) days of (and including) the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid portion of the Debt or the maximum amount permitted by applicable law in order to defray a portion of the expenses incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment, and such amount shall be secured by this Security Deed.

24. Lender’s Right To Care Defaults. Upon the occurrence of any Event of Default or if Borrower fails to make any payment or to do any act as herein provided, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, make or do the same in such manner and to such extent as Lender may deem necessary to protect the security hereof. Lender is authorized to enter upon the Property for such purposes or appear in, defend, or bring any action or proceeding to protect its interest in the Property or to foreclose this Security Deed or collect the Debt, and the cost and expense thereof (including reasonable attorneys’ fees and disbursements to the extent permitted by law), with interest at the Default Rate (as defined in the Note) for the period after notice from Lender that such cost or expense was incurred to the date of payment to Lender, shall constitute a portion of the Debt, shall be secured by this Security Deed and the other Loan Documents and shall be due and payable to Lender upon demand.

25. Remedies.

(a) Upon the occurrence of any Event of Default, Lender may take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Borrower and in and to the Property by Lender or otherwise, including, without limitation, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Lender may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Lender:

(i) Declare the entire Debt to be immediately due and payable.

(ii) Institute a proceeding or proceedings, judicial or nonjudicial, by advertisement or otherwise, for the complete foreclosure of this Security Deed in which case the Property or any interest therein may be sold for cash or upon credit in one or more parcels or in several interests or portions and in any order or manner.

(iii) With or without entry, to the extent permitted and pursuant to the procedures provided by applicable law, institute proceedings for the partial foreclosure of this Security Deed for the portion of the Debt then due and payable, subject to the continuing lien of this Security Deed for the balance of the Debt not then due.

(iv) Sell for cash or upon credit the Property or any part thereof and all estate, claim, demand, right, title and interest of Borrower therein and rights of redemption thereof, pursuant to the power of sale contained herein or otherwise, at one or more sales, as an entirety or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law.

(v) Institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained herein, or in any of the other Loan Documents.

(vi) Recover judgment on the Note either before, during or after any proceedings for the enforcement of this Security Deed.

(vii) Apply for the appointment of a trustee, receiver, liquidator or conservator of the Property, without notice and without regard for the adequacy of the security for the Debt and without regard for the solvency of the Borrower, any Guarantor or of any person, firm or other entity liable for the payment of the Debt.

(viii) At any time, and without notice, either in person, by agent, or by receiver to be appointed by a court, enter and take possession of the Property or any part thereof, and in its own name, sue for or otherwise collect the Rents. Borrower hereby agrees that Lender shall have the right (in its sole discretion), whenever an Event of Default exists, to terminate the License granted to Borrower in Paragraph 7 hereof, and thereafter direct by written notice to the lessees under the Leases (“Lease Rent Notice”) to pay directly to Lender the Rents due and to become due under the Leases and attorn in respect of all other obligations thereunder directly to Lender, without any obligation on the part of lessees to determine whether an Event of Default does in fact exist or has in fact occurred. All Rents collected by Lender, shall be applied as provided for in Paragraph 7 of this Security Deed; provided, however, that if the costs, expenses, and attorneys’ fees shall exceed the amount of Rents collected, the excess shall be added to the Debt, shall bear interest at the Default Rate, and shall be immediately due and payable. The entering upon and taking possession of the Property, the collection of Rents, and the application thereof as aforesaid shall not cure or waive any Event of Default or notice of default, if any, hereunder nor invalidate any act done pursuant to such notice, except to the extent any such default is fully cured. Failure or discontinuance by Lender, at any time or from time to time, to collect said Rents shall not in any manner impair the subsequent enforcement by Lender, of the right, power and authority herein conferred upon it. Nothing contained herein, nor the exercise of any right, power, or authority herein granted to Lender, shall be, or shall be construed to be, an affirmation by it of any tenancy, lease, or option, nor an assumption of liability under, nor the subordination of, the lien or charge of this Security Deed, to any such tenancy, lease, or option, nor an election of judicial relief, if any such relief is requested or obtained as to Leases or Rents, with respect to the Property or any collateral given by Borrower to Lender. In addition, from time to time Lender may elect, and notice hereby is given to each lessee under any Lease, to subordinate the lien of this Security Deed to any Lease by unilaterally executing and recording an instrument of subordination, and upon such election the lien of this Security Deed shall be subordinate to the Lease identified in such instrument of subordination; provided, however, in each instance such subordination will not affect or be applicable to, and expressly excludes any lien, charge, encumbrance, security interest, claim, easement, restriction, option, covenant and other rights, titles, interests or estates of any nature whatsoever with respect to all or any portion of the Property to the extent that the same may have arisen or intervened during the period between the recordation of this Security Deed and the execution of the Lease identified in such instrument of subordination.

(ix) Enter into or upon the Property, either personally or by its agents, nominees or attorneys and dispossess Borrower and its agents and servants therefrom, and thereupon Lender may (A) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Property and conduct the business thereat; (B) complete any construction on the Property in such manner and form as Lender deems advisable; (C) make alterations, additions, renewals, replacements and improvements to or on the Property; (D) exercise all rights and powers of Borrower with respect to the Property, whether in the name of Borrower or otherwise.

(x) Pursue such other rights and remedies as may be available at law or in equity or under the Uniform Commercial Code.

In the event of a sale, by foreclosure or otherwise, of less than all of the Property, this Security Deed shall continue as a lien on the remaining portion of the Property.

(b) The proceeds of any sale made under or by virtue of this paragraph, together with any other sums which then may be held by Lender under this Security Deed, whether under the provisions of this paragraph or otherwise, shall be applied by Lender to the payment of the Debt in such priority and proportion as Lender in its sole discretion shall deem proper.

(c) Lender may adjourn from time to time any sale by it to be made under or by virtue of this Security Deed by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable provision of law, Lender, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(d) Upon the completion of any sale or sales pursuant hereto, Lender, or an officer of any court empowered to do so, shall execute and deliver to the accepted purchaser or purchasers a good and sufficient instrument, or good and sufficient instruments, conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold. Any sale or sales made under or by virtue of this paragraph, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Borrower in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against Borrower and against any and all persons claiming or who may claim the same, or any part thereof from, through or under Borrower.

(e) Upon any sale made under or by virtue of this paragraph, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Lender may bid for and acquire the Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the Debt the net sales price after deducting therefrom the expenses of the sale and costs of the action and any other sums which Lender is authorized to deduct under this Security Deed.

(f) No recovery of any judgment by Lender and no levy of an execution under any judgment upon the Property or upon any other property of Borrower shall affect in any manner or to any extent the lien of this Security Deed upon the Property or any part thereof, or any liens, rights, powers or remedies of Lender hereunder, but such liens, rights, powers and remedies of Lender shall continue unimpaired as before.

(g) Lender may terminate or rescind any proceeding or other action brought in connection with its exercise of the remedies provided in this paragraph at any time before the conclusion thereof, as determined in Lender’s sole discretion and without prejudice to Lender.

(h) Lender may resort to any remedies and the security given by the Note, this Security Deed or in any of the other Loan Documents in whole or in part, and in such portions and in such order as determined by Lender’s sole discretion. No such action shall in any way be considered a waiver of any rights, benefits or remedies evidenced or provided by the Note, this Security Deed or in any of the other Loan Documents. The failure of Lender to exercise any right, remedy or option provided in the Note, this Security Deed or in any of the other Loan Documents shall not be deemed a waiver of such right, remedy or option or of any covenant or obligation secured by the Note, this Security Deed or the other Loan Documents. No acceptance by Lender of any payment after the occurrence of any Event of Default and no payment by Lender of any obligation for which Borrower is liable hereunder shall be deemed to waive or cure any Event of Default with respect to Borrower, or Borrower’s liability to pay such obligation. No sale of all or any portion of the Property, no forbearance on the part of Lender, and no extension of time for the payment of the whole or any portion of the Debt or any other indulgence given by Lender to Borrower, shall operate to release or in any manner affect the interest of Lender in the remaining Property or the liability of Borrower to pay the Debt. No waiver by Lender shall be effective unless it is in writing and then only to the extent specifically stated. All costs and expenses of Lender m exercising its rights and remedies under this Paragraph 25 (including reasonable attorneys’ fees and disbursements to the extent permitted by law), shall be paid by Borrower immediately upon notice from Lender, with interest at the Default Rate for the period after notice from Lender and such costs and expenses shall constitute a portion of the Debt and shall be secured by this Security Deed.

(i) The interests and rights of Lender under the Note, this Security Deed or in any of the other Loan Documents shall not be impaired by any indulgence, including (i) any renewal, extension or modification which Lender may grant with respect to any of the Debt, (ii) any surrender, compromise, release, renewal, extension, exchange or substitution which Lender may grant with respect to the Property or any portion thereof; or (iii) any release or indulgence granted to any maker, endorser, Guarantor or surety of any of the Debt.

26. Right of Entry and Inspection. In addition to any other rights or remedies granted under this Security Deed, Lender, and their agents shall have the right to enter and inspect the Premises, Improvements and Equipment at any reasonable time during the Term, and inspect, examine, audit and copy Borrower’s books and records, including all recorded data of any kind or nature, regardless of the medium of recording. The cost of such inspections, examinations, copying or audits shall be borne by Borrower should Lender determine that an Event of Default exists, including the cost of all follow up or additional investigations, audits or inquiries deemed reasonably necessary by Lender. The cost of such inspections, examinations, audits and copying, if not paid for by Borrower following demand, may be added to the Debt and shall bear interest thereafter until paid at the Default Rate. If Borrower prohibits, bars or fails to permit Lender, or their agents from entering and inspecting the Premises, Improvements and Equipment at any reasonable time during the Term, or from inspecting, examining, auditing and copying Borrower’s books and records, including all recorded data of any kind or nature, regardless of the medium of recording, for more than five (5) days after a request is made by Lender to do so, Borrower agrees to pay Lender on demand the sum of $1,000.00 for each day after such five (5) day period that Borrower so prohibits, bars or fails, and such sum or sums shall be part of the Debt.

27. Security Agreement. This Security Deed is both a real property mortgage and a “security agreement” within the meaning of the Uniform Commercial Code. The Property includes both real and personal property and all other assets, rights and interests, whether tangible or intangible in nature, including all proceeds and products thereof, and all supporting obligations ancillary to or arising in any way in connection therewith, of Borrower in the Property. It is the intent of Borrower and Lender that the lien and security interest granted in this Security Deed encumber all Leases and that all items contained in the definition of “Leases” which are included within the Uniform Commercial Code be covered by the security interest granted in this Paragraph 27; and all items contained in the definition of “Leases” which are excluded from the Uniform Commercial Code be covered by the grant of a mortgage lien against the Property contained in this Security Deed. Borrower by executing and delivering this Security Deed has granted and hereby grants to Lender, as security for the Debt, a security interest in the Property to the full extent that the Property may be subject to the Uniform Commercial Code (said portion of the Property so subject to the Uniform Commercial Code being called in this paragraph the “Collateral”). Borrower hereby agrees with Lender to execute and deliver to Lender, in form and substance satisfactory to Lender, such financing statements, financing statement amendments and such further assurances as Lender may from time to time, reasonably consider necessary to create, perfect, and preserve Lender’s security interest herein granted. This Security Deed shall also constitute a “fixture filing” for the purposes of the Uniform Commercial Code. As such, this Security Deed covers all items of the Collateral that are or are to become fixtures. Information concerning the security interest herein granted may be obtained from the parties at the addresses of the parties set forth in the first paragraph of this Security Deed. If an Event of Default shall occur, Lender, in addition to any other rights and remedies which it may have, shall have and may exercise immediately and without demand, any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing, the right to take possession of the Collateral or any part thereof, and to take such other measures as Lender may deem necessary for the care, protection and preservation of the Collateral. Upon request or demand of Lender, Borrower shall at its expense assemble the Collateral and make it available to Lender at a convenient place acceptable to Lender. Borrower shall pay to Lender on demand any and all expenses, including fees and disbursements, incurred or paid by Lender in protecting the interest in the Collateral and in enforcing the rights hereunder with respect to the Collateral. Any notice of sale, disposition or other intended action by Lender with respect to the Collateral sent to Borrower in accordance with the provisions hereof at least five (5) days prior to such action, shall constitute commercially reasonable notice to Borrower; provided that if Lender fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the Uniform Commercial Code. The proceeds of any disposition of the Collateral, or any part thereof, may be applied by Lender to the payment of the Debt in such priority and proportions as Lender in its sole discretion shall deem proper. Lender may comply with any applicable state or federal law or regulatory requirements in connection with a disposition of the Collateral, and such compliance will not be considered or deemed to affect adversely the commercial reasonableness of any sale of the Collateral. Lender may sell the Collateral without giving any warranties as to the Collateral, and specifically disclaim any warranties of title, merchantability, fitness for a specific purpose or the like, and this procedure will not be considered or deemed to affect adversely the commercial reasonableness of any sale of the Collateral. Borrower acknowledges that a private sale of the Collateral may result in less proceeds than a public sale, and Borrower acknowledges that the Collateral may be sold at a loss to Borrower, and that, in such event, Lender shall have no liability or responsibility to Borrower or any other party for such loss. If Lender shall require the filing or recording of additional Uniform Commercial Code financing statements, amendments thereto or continuation statements, Borrower shall, promptly after request, execute, file and record such Uniform Commercial Code financing statements, amendments thereto or continuation statements as Lender shall deem necessary, and shall pay all expenses and fees in connection with the filing and recording thereof, it being understood and agreed, however, that no such additional documents shall increase Borrower’s obligations under the Note, this Security Deed or any of the other Loan Documents. Borrower hereby authorizes Lender at any time and from time to time to file any initial financing statements, amendments thereto and continuation statements with or without the signature of Borrower as authorized by applicable law, including any statements describing the collateral as being all assets of Borrower, it being acknowledged that all such assets subject to the Uniform Commercial Code are intended to be included in the Collateral. For purposes of such filings, Borrower agrees to furnish promptly any information reasonably requested by Lender. Borrower also hereby ratifies its authorization for Lender to have filed any like initial financing statements, amendments thereto or continuation statements if filed prior to the date of this Security Deed. Borrower hereby irrevocably appoints Lender and any officer or agent of Lender, with full power of substitution, as its true and lawful attorney-in-fact, coupled with an interest, with full irrevocable power and authority in the place and stead of Borrower or in Borrower’s name to execute in Borrower’s name any such documents and to otherwise carry out the purposes of this Paragraph, to the extent that Borrower’s authorization above is deemed not to be sufficient as a matter of law. To the extent permitted by law, Borrower hereby ratifies all acts said attorneys-in-fact shall lawfully do, have done in the past or cause to be done in the future by virtue hereof.

28. Actions and Proceedings. Lender has the right to appear in and defend any action or proceeding brought with respect to the Property and to bring any action or proceeding, in the name and on behalf of Borrower, which Lender, in its sole discretion, decides should be brought to protect their interest in the Property. Lender shall, at its option, be subrogated to the lien of any mortgage or other security instrument discharged in whole or in part by the Debt, and any such subrogation rights shall constitute additional security for the payment of the Debt.

29. Contest of Certain Claims. At its own expense, Borrower may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes, Other Charges or mechanic’s or materialman’s lien asserted against the Property if, and so long as, (a) Borrower shall have notified Lender of the same within ten (10) days of obtaining knowledge thereof; (b) such legal proceedings shall operate to prevent the enforcement or collection of the same and the sale of the Property or any part thereof, to satisfy the same; (c) Borrower shall have furnished to Lender a cash deposit, or an indemnity bond satisfactory to Lender with a surety satisfactory to Lender, or other security satisfactory to Lender, in the amount of one hundred twenty-five percent of the Taxes, Other Charges or mechanic’s or materialman’s lien claim, plus a reasonable additional sum to pay all costs, interest and penalties that may be imposed or incurred in connection therewith, to assure payment of the matters under contest and to prevent any sale or forfeiture of the Property or any part thereof; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes, Other Charges or claim so determined, together with all costs, interest and penalties which may be payable in connection therewith; (e) the failure to pay the Taxes, Other Charges or mechanic’s or materialman’s lien claim does not constitute a default under any other mortgage, mortgage or security interest covering or affecting any part of the Property; and (f) notwithstanding the foregoing, Borrower shall immediately upon request of Lender pay (and if Borrower shall fail so to do, Lender may, but shall not be required to, pay or cause to be discharged or bonded against) any such Taxes, Other Charges or claim notwithstanding such contest, if in the opinion of Lender, the Property or any part thereof or interest therein may be in danger of being sold, forfeited, foreclosed, terminated, canceled or lost. Lender may pay over any such cash deposit or part thereof to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

30. Recovery of Sums Required to be Paid. Lender shall have the right from time to time to take action to recover any sum or sums which constitute a part of the Debt as the same become due, without regard to whether or not the balance of the Debt shall be due, and without prejudice to the right of Lender thereafter to bring an action of foreclosure, or any other action, for a default or defaults by Borrower existing at the time such earlier action was commenced.

31. Marshalling and Other Matters. Borrower hereby waives, to the extent permitted by law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale hereunder of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of this Security Deed on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of this Security Deed and on behalf of all persons to the extent permitted by applicable law.

32. Hazardous Substances. All of the terms and provisions of Article II of the Environmental Indemnity are hereby incorporated into this Security Deed for all purposes as if set verbatim herein.

33. Environmental Operations. All of the terms and provisions of Section 3.1 of the Environmental Indemnity are hereby incorporated into this Security Deed for all purposes as if set verbatim herein.

34. Environmental Monitoring. All of the terms and provisions of Section 3.2 of the Environmental Indemnity are hereby incorporated into this Security Deed for all purposes as if set verbatim herein.

35. Compliance with Law; Alterations.

(a) Borrower agrees that the Property shall at all times strictly comply to the extent applicable with all Access Laws.

(b) Notwithstanding any provisions set forth herein or in any other document regarding Lender’s approval of alterations of the Premises or Improvements, Borrower shall not alter the Premises or Improvements in any manner which would increase Borrower’s responsibilities for compliance with the applicable Access Laws without the prior written approval of Lender. Lender’s approval of the plans, specifications, or working drawings for alterations of the Premises or Improvements shall create no responsibility or liability on behalf of Lender for their completeness, design, sufficiency or their compliance with the Access Laws. The foregoing shall apply to tenant improvements constructed by Borrower or by any of its tenants. Lender may condition any such approval upon receipt of a certificate of Access Law compliance from an independent architect, engineer, or other person acceptable to Lender.

(c) Borrower agrees to give prompt notice to Lender of the receipt by Borrower of any complaints related to violation of any Access Laws and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.

(d) Borrower shall take all appropriate measures to prevent, and will not engage in or knowingly permit any party to engage in, any criminal or illegal activities at the Premises or Improvements.

36. Indemnification.

(a) BORROWER, AT ITS SOLE COST AND EXPENSE, SHALL PROTECT, DEFEND, INDEMNIFY AND SAVE HARMLESS THE INDEMNIFIED PARTIES (DEFINED BELOW) FROM AND AGAINST ALL LOSSES (AS DEFINED BELOW) IMPOSED UPON OR INCURRED BY OR ASSERTED AGAINST ANY OF THE INDEMNIFIED PARTIES BY REASON OF (A) OWNERSHIP OF THIS SECURITY DEED, THE PROPERTY OR ANY INTEREST THEREIN OR RECEIPT OF ANY RENTS; (B) ANY ACCIDENT, INJURY TO OR DEATH OF PERSONS OR LOSS OF OR DAMAGE TO PROPERTY OCCURRING IN, ON OR ABOUT THE PREMISES OR IMPROVEMENTS OR ANY PART THEREOF OR ON THE ADJOINING SIDEWALKS, CURBS, ADJACENT PROPERTY OR ADJACENT PARKING AREAS, STREETS OR WAYS; (C) ANY USE, NONUSE OR CONDITION IN, ON OR ABOUT THE PREMISES OR IMPROVEMENTS OR ANY PART THEREOF OR ON ADJOINING SIDEWALKS, CURBS, ADJACENT PROPERTY OR ADJACENT PARKING AREAS, STREETS OR WAYS; (D) ANY FAILURE ON THE PART OF BORROWER TO PERFORM OR COMPLY WITH ANY OF THE TERMS OF THIS SECURITY DEED; (E) PERFORMANCE OF ANY LABOR OR SERVICES OR THE FURNISHING OF ANY MATERIALS OR OTHER PROPERTY IN RESPECT OF THE PROPERTY OR ANY PART THEREOF; (F) ANY FAILURE OF THE PROPERTY TO COMPLY WITH ANY APPLICABLE LAW, INCLUDING ACCESS LAWS; (G) ANY REPRESENTATION OR WARRANTY MADE IN THE NOTE, THIS SECURITY DEED OR ANY OF THE OTHER LOAN DOCUMENTS BEING FALSE OR MISLEADING IN ANY MATERIAL RESPECT AS OF THE DATE SUCH REPRESENTATION OR WARRANTY WAS MADE; (H) ANY CLAIM BY BROKERS, FINDERS OR SIMILAR PERSONS CLAIMING TO BE ENTITLED TO A COMMISSION IN CONNECTION WITH ANY LEASE OR OTHER TRANSACTION INVOLVING THE PROPERTY OR ANY PART THEREOF UNDER ANY LEGAL REQUIREMENT OR ANY LIABILITY ASSERTED AGAINST ANY INDEMNIFIED PARTY WITH RESPECT THERETO; AND (I) ANY AND ALL CLAIMS AND DEMANDS WHATSOEVER WHICH MAY BE ASSERTED AGAINST ANY INDEMNIFIED PARTY BY REASON OF ANY ALLEGED OBLIGATIONS OR UNDERTAKINGS ON SUCH PARTY’S PART TO PERFORM OR DISCHARGE ANY OF THE TERMS, COVENANTS, OR AGREEMENTS CONTAINED IN ANY LEASE. HOWEVER, NOTHING HEREIN SHALL BE CONSTRUED TO OBLIGATE BORROWER TO INDEMNIFY, DEFEND AND HOLD HARMLESS ANY INDEMNIFIED PARTY FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, ACTIONS, SUITS, COSTS AND EXPENSES ENACTED AGAINST, IMPOSED ON OR INCURRED BY ANY INDEMNIFIED PARTY BY REASON OF SUCH PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE. THIS INDEMNITY SHALL SURVIVE PAYMENT IN FULL OF THE DEBT, THE TERMINATION, SATISFACTION, RELEASE OR ASSIGNMENT OF THIS SECURITY DEED AND THE EXERCISE BY LENDER OF ANY OF ITS RIGHTS OR REMEDIES HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE ACQUISITION OF THE PROPERTY BY FORECLOSURE OR A CONVEYANCE IN LIEU OF FORECLOSURE.

(b) As used in this herein, the term (i) “Indemnified Parties” means (A) Lender, (B) any officers, directors, shareholders, partners, members, employees, agents, attorneys, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (C) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of an Indemnified Party’s assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan; and (ii) the term “Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, demands, causes of action, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to attorneys’ fees and other costs of defense).

(c) Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by such Indemnified Party. Notwithstanding the foregoing, any Indemnified Party may, in its sole discretion, engage its own attorneys and other professionals to defend or assist it, and, at the option of such Indemnified Party, its attorneys shall control the resolution of any claim or proceeding. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

(d) Any amounts payable to Lender by reason of the application of this Paragraph 36 shall be secured by this Security Deed and shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by the Indemnified Parties until paid.

37. Notices. Any notice, demand, statement, request or consent made hereunder shall be in writing, addressed to the address, as set forth above, of the party to whom such notice is to be given, or to such other address as Borrower or Lender, as the case may be, shall designate in writing, and shall be deemed to be received by the addressee on (i) the day such notice is personally delivered to such addressee, (ii) the third (3rd) day following the day such notice is deposited with the United States postal service first class certified mail, return receipt requested, (iii) the day following the day on which such notice is delivered to a nationally recognized overnight courier delivery service, or (iv) the day facsimile transmission is confirmed after transmission of such notice by telecopy to such telecopier number as Borrower or Lender, as the case may be, shall have previously designated in writing. Copies of all notices to Borrower shall also be given to c/o Meadows & Ohly, LLC, Two Sun Court, Suite 350, Norcross, Georgia 30092 and to Guarantor at 10565 Montclair Way, Duluth, Georgia 30097.

38. Authority. Borrower (and the undersigned representative of Borrower, if any) represent and warrant that it (or they, as the case may be) has full power, authority and right to execute, deliver and perform its obligations pursuant to this Security Deed, and to deed, mortgage, give, grant, bargain, sell, alien, enfeoff, convey, confirm, warrant, pledge, hypothecate and assign the Property pursuant to the terms hereof and to keep and observe all of the terms of this Security Deed on Borrower’s part to be performed.

39. Non-Waiver. The failure of Lender to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of this Security Deed. Any consent or approval by Lender in any single instance shall not be deemed or construed to be Lender’s consent or approval in any like matter arising at a subsequent date. Borrower shall not be relieved of Borrower’s obligations hereunder by reason of (a) the failure of Lender to comply with any request of Borrower or Guarantor to take any action to foreclose this Security Deed or otherwise enforce any of the provisions hereof or of the Note, or the other Loan Documents, (b) the release, regardless of consideration, of the whole or any part of the Property, or of any person liable for the Debt or any portion thereof, or (c) any agreement or stipulation by Lender extending the time of payment or otherwise modifying or supplementing the terms of the Note, this Security Deed or any of the other Loan Documents. Lender may resort for the payment of the Debt to any other security held by Lender in such order and manner as Lender, in its sole discretion, may elect. Lender may take action to recover the Debt, or any portion thereof, or to enforce any covenant hereof without prejudice to the right of Lender thereafter to foreclose this Security Deed. The rights and remedies of Lender under this Security Deed shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others. No act of Lender shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision. Lender shall not be limited exclusively to the rights and remedies herein stated but shall be entitled to every right and remedy now or hereafter afforded at law or in equity.

40. No Oral Change. This Security Deed, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

41. Liability. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. Subject to the provisions hereof requiring Lender’s consent to any transfer of the Property, this Security Deed shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

42. Inapplicable Provisions. If any term, covenant or condition of the Note or this Security Deed is held to be invalid, illegal or unenforceable in any respect, the Note and this Security Deed shall be construed without such provision.

43. Headings, Etc The headings and captions of various paragraphs of this Security Deed are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

44. Duplicate Originals. This Security Deed may be executed in any number of duplicate originals and each such duplicate original shall be deemed to be an original.

45. Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Security Deed may be used interchangeably in singular or plural form. The word “Borrower” shall mean “each Borrower and any subsequent owner or owners of the Property or any part thereof or any interest therein;” the word “Lender” shall mean “Lender and any subsequent holder of the Note;” the word “Note” shall mean “the Note and any other evidence of indebtedness secured by this Security Deed together with all extensions, renewals, modifications, substitutions and amendments thereof;” the word “person” shall include an individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, and any other entity; the words “Property” shall include any portion of the Property and any interest therein; the term “Affiliate” means, as to any person, any other person that, directly or indirectly, is in control of, is controlled by or is under common control with such person; the word “Access Laws” shall refer to “all federal, state and local laws, orders, ordinances, governmental rules and regulations, and court orders affecting or which may be interpreted to affect the Property, or the use thereof, including, without limitation, the Americans with Disabilities Act, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities, and the Fair Housing Amendments Act of 1988;” the words “attorneys’ fees” shall include any and all attorney, paralegal and law clerk fees and disbursements, including, without limitation, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Lender in protecting its interest in the Property and Collateral and enforcing its rights hereunder, whether with respect to retained firms, the reimbursement for the expenses of in-house staff or otherwise; the term “Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter amended; the term “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute; and the words “Loan Documents” shall include any and all extensions, renewals, substitutions, replacements, amendments, modifications and/or restatements of any of the Loan Documents. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

46. Homestead. Borrower hereby waives and renounces all homestead and exemption rights provided by the Constitution and the laws of the United States and of any state, in and to the Property as against the collection of the Debt, or any part hereof.

47. Assignments. Lender shall have the right to assign or transfer its rights under this Security Deed without limitation. Any assignee or transferee shall be entitled to all the benefits afforded Lender under this Security Deed.

48. Waiver of Jury Trial. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE NOTE, THIS SECURITY DEED, OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

49. Power of Sale.

(a) Upon the occurrence of an Event of Default, Lender shall sell or offer for sale the Property in such portions, order and parcels as Lender may determine with or without having first taken possession of same, to the highest bidder for cash at one or more public auctions in accordance with the terms and provisions of the law of the State in which the Property is located. Such sale shall be made at the area within the courthouse of the county in which the Property (or any portion thereof to be sold) is situated (whether the parts or parcels thereof, if any, in different counties are contiguous or not, and without the necessity of having any personal property hereby secured present at such sale) which is designated by the applicable court of such County as the area in which public sales are to take place, or, if no such area is designated, at the area at the courthouse designated in the notice of sale as the area in which the sale will take place, on such day and at such times as permitted under applicable law of the State where the Property is located, after advertising the time, place and terms of sale and that portion of the Property in accordance with such law, and after having served written or printed notice of the proposed sale by certified mail on each Borrower obligated to pay the Note and other secured indebtedness secured by this Security Deed according to the records of Lender in accordance with applicable law. The affidavit of any person having knowledge of the facts to the effect that such service was completed shall be prima facie evidence of the fact of service.

At any such public sale, Borrower may execute and deliver to the purchaser a conveyance of the Property or any part of the Property in fee simple. In the event of any sale under this Security Deed by virtue of the exercise of the powers herein granted, or pursuant to any order in any judicial proceeding or otherwise, the Property may be sold in its entirety or in separate parcels and in such manner or order as Lender in its sole discretion may elect, and if Lender so elects, the personal property covered by this Security Deed may be sold at one or more separate sales in any manner permitted by the Uniform Commercial Code of the State in which the Property is located, and one or more exercises of the powers herein granted shall not extinguish or exhaust such powers, until all the Property is sold or the Note and other secured indebtedness is paid in full. If the Note and other secured indebtedness is now or hereafter further secured by any chattel Security Deeds, pledges, contracts or guaranty, assignments of lease, or other security instruments, Lender at its option may exhaust the remedies granted under any of said security instruments either concurrently or independently, and in such order as Lender may determine.

(b) Upon any foreclosure sale or sales of all or any portion of the Property under the power herein granted, Lender may bid for and purchase the Property and shall be entitled to apply all or any part of the Debt as a credit to the purchase price.

(c) In the event of a foreclosure or a sale of all or any portion of the Property under the power herein granted, the proceeds of said sale shall be applied, in whatever order Lender in its sole discretion may decide, to the expenses of such sale and of all proceedings in connection therewith (including, without limitation, attorneys’ fees and expenses), to fees and expenses of Lender (including, without limitation, Lender’s attorneys’ fees and expenses), to insurance premiums, liens, assessments, taxes and charges (including, without limitation, utility charges advanced by Lender), to payment of the outstanding principal balance of the Debt, and to the accrued interest on all of the foregoing; and the remainder, if any, shall be paid to Borrower, or to the person or entity lawfully entitled thereto.

50. Recourse Provisions. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower, to perform and observe the obligations contained in this Security Deed, the Note or in any of the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interests under the Note, this Security Deed or the other Loan Documents or in the Property, the Rents or any other collateral given to Lender pursuant to this Security Deed and the other Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, the Rents and in any other collateral given to Lender, and Lender, by accepting this Security Deed, the Note and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or in connection with this Security Deed, the Note or any of the other Loan Documents. The provisions of this paragraph shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Security Deed, the Note or any of the other Loan Documents; (ii) impair the right of Lender to name Borrower, as a party defendant in any action or suit for foreclosure and sale under this Security Deed; (iii) affect the validity or enforceability of any guaranty or indemnity made in connection with the Loan or any rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases and Rents executed in connection herewith; or (vi) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of, but only to the extent of, any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) fraud, material internal misrepresentation, gross negligence or willful misconduct by Borrower or any of its partners (as partners), officers, principals, members, any guarantor or any other person authorized to make statements or representations, or act, on behalf of Borrower in connection with the Loan;

(ii) physical waste committed on the Property by Bir; damage to the Property as a result of the intentional misconduct or gross negligence of Borrower or its Governing Entity, or any agent or employee of any such persons acting within the scope of the agency or employment; or the removal of any portion of the Property in violation of the terms of the Loan Documents following an Event of Default;

(iii) subject to any right to contest such matters, as provided herein, failure to pay any valid taxes (except to the extent, but only the extent, the entire amount of the unpaid taxes had been paid by Borrower to Lender pursuant to Paragraph 5 of this Security Deed), assessments, mechanic’s liens, materialmen’s liens or other liens which could create liens on any portion of the Property which would be superior to the lien or security title of this Security Deed or the other Loan Documents, to the full extent of the amount claimed by any such lien claimant;

(iv) all legal costs and expenses (including attorneys’ fees) reasonably incurred by Lender in connection with litigation or other legal proceedings involving the collection or enforcement of the Loan or preservation of Lender’s rights under the Loan Documents, including any costs incurred by Lender arising from or relating to the filing of a petition under the U.S. Bankruptcy Code by or against Borrower, other than those customarily incurred by a lender in realizing upon its lien in an uncontested foreclosure sale after an undisputed default;

(v) the internal breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity;

(vi) the misapplication or conversion by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any awards or other amounts received in connection with the condemnation of all or a portion of the Property, or (C) any Rents following an Event of Default;

(vii) any security deposits or other refundable deposits collected with respect to the Property which are not delivered to Lender upon a sale or foreclosure of the Property or other action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such sale or foreclosure or action in lieu thereof;

(viii) failure to maintain any Policies required under Paragraph 2 of this Security Deed, or to pay or provide the amount of any insurance deductible, to the extent of the applicable deductible, following a Casualty or other insured event; or

(ix) any breach of the representations, covenants and agreements of Paragraph (1) of this Security Deed

Notwithstanding anything to the contrary in any of the Loan Documents (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by this Security Deed or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (ii) the Debt shall be fully recourse to Borrower in the event that: (A) Borrower fails to pay the first full monthly payment of principal and interest under the Note when due; (B) the Property or any part thereof becomes an asset in a voluntary bankruptcy or insolvency proceeding under the U.S. Bankruptcy Code; (C) Borrower fails to provide any of the financial information required pursuant to Paragraph 17 of this Security Deed within thirty (30) days after the date upon which such financial information is due and Lender has given at least fifteen (15) days prior written notice to Borrower of such failure by Borrower to provide such information, provided that if such failure to provide such financial information is not reasonably susceptible of cure within such fifteen (15) day period, then Borrower may be permitted up to an additional fifteen (15) days within which to provide such financial information as long as Borrower diligently and continuously pursues such cure; to extent of loss (D) Borrower fails to maintain its status as a single purpose entity as required by, and in accordance with the terms and provisions of this Security Deed; (E) Borrower fails to obtain Lender’s prior written consent to any subordinate financing or other voluntary lien encumbering the Property or any interests in Borrower; or (F) Borrower fails to obtain Lender’s prior written consent to any assignment, transfer, or conveyance of the Property or any interest therein as required by this Security Deed.

51. Miscellaneous.

(a) Borrower covenants and agrees not to engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true: (A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101 (b)(2); (B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or (C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e) or an investment company registered under the Investment Company Act of 1940. Borrower represents and warrants to Lender that Borrower (1) has no knowledge of any material liability that has been incurred or is expected to be by Borrower that is or remains unsatisfied for any taxes or penalties with respect to any “employee benefit plan,” or any “plan,” within the meaning of Section 4975(e)(1) of the Internal Revenue Code or any other benefit plan (other than a multiemployer plan) maintained, contributed to, or required to be contributed to by Borrower or by any entity that is under common control with Borrower within the meaning of ERISA Section 4001(a)(14) (a “Plan”) or any plan that would be a Plan but for the fact that it is a multiemployer plan within the meaning of ERISA Section 3(37), (2) has made and shall continue to make when due all required contributions to all such Plans, if any, (3) each Plan, if any, has been and will be administered in compliance with its terms and the applicable provisions of ERISA, the Internal Revenue Code, and any other applicable federal or state law, and (4) no action shall be taken or fail to be taken that would result in the disqualification or loss of tax-exempt status of any such Plan, if any, intended to be qualified and/or tax exempt. BORROWER FURTHER COVENANTS AND AGREES TO PROTECT, DEFEND, INDEMNIFY AND HOLD THE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ALL LOSSES THAT ANY INDEMNIFIED PARTY MAY INCUR AS A RESULT OF BORROWER’S BREACH OF THE COVENANTS IN THIS PARAGRAPH. The covenants and indemnity contained in this Paragraph shall survive the extinguishment of the lien of this Security Deed by foreclosure or action in lieu thereof; furthermore, the foregoing indemnity shall supersede any limitations on Borrower’s liability under any of the Loan Documents.

(b) The Loan Documents contain the entire agreement between Borrower and Lender relating to or connected with the Loan. Any other agreements relating to or connected with the Loan not expressly set forth in the Loan Documents are null and void and superseded in their entirety by the provisions of the Loan Documents.

(c) Borrower represents and warrants to Lender that there has not been committed by Borrower or any other person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under the Note or under any of the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act, omission or circumstance affording such right of forfeiture. IN FURTHERANCE THEREOF, BORROWER HEREBY INDEMNIFIES THE INDEMNIFIED PARTIES AND AGREES TO DEFEND AND HOLD THE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL LOSSES INCURRED BY ANY INDEMNIFIED PARTY BY REASON OF THE BREACH OF THE COVENANTS AND AGREEMENTS OR THE REPRESENTATIONS AND WARRANTEES SET FORTH IN THIS PARAGRAPH. Without limiting the generality of the foregoing, the filing of formal charges or the commencement of proceedings against Borrower or all or any part of the Property under any federal or state law for which forfeiture of the Property or any part thereof or of any monies paid in performance of Borrower’s obligations under the Loan Documents is a potential result, shall, at the election of Lender, constitute an Event of Default hereunder without notice or opportunity to cure.

(d) Borrower acknowledges that, with respect to the Loan, Borrower is relying solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of the Borrower or its affiliates. Borrower acknowledges that it is represented by competent counsel and has consulted counsel before executing the Loan Documents.

(e) Borrower covenants and agrees to pay Lender upon receipt of written notice from Lender, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements and the costs and expenses of any title insurance company, appraisers, engineers or surveyors) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Security Deed and the other Loan Documents; (ii) Borrower’s performance of and compliance with Borrower’s respective agreements and covenants contained in this Security Deed and the other Loan Documents on its part to be performed or complied with after the date hereof; (iii) Lender’s performance and compliance with all agreements and conditions contained in this Security Deed and the other Loan Documents on its part to be performed or complied with after the date hereof; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Security Deed and the other Loan Documents; and (v) the filing and recording fees and expenses, title insurance fees and expenses, and other similar expenses incurred in creating and perfecting the lien in favor of Lender pursuant to this Security Deed and the other Loan Documents.

(f) THIS SECURITY DEED, AND ITS VALIDITY, ENFORCEMENT AND INTERPRETATION, SHALL BE GOVERNED BY AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED (WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES) AND APPLICABLE UNITED STATES FEDERAL LAW.

52. Reconveyance of Property. Upon the performance of all obligations and the payment in full of all sums secured by this Security Deed, Lender shall reconvey the Property. Upon payment of its fees and any other sums owing to it under this Security Deed, Lender shall reconvey the Property without warranty to the person or persons legally entitled thereto. Such person or persons shall pay all costs of recordation, if any. The recitals in such conveyance of any matters or facts shall be conclusive of the truthfulness thereof. The grantee in such reconveyance may be described as “the person or persons legally entitled thereto.”

53. Indemnification Paragraphs. BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THIS SECURITY DEED CONTAINS CERTAIN INDEMNIFICATION PROVISIONS PURSUANT TO PARAGRAPHS 7, 19, 20, 36 and 51.

54. Special State Provisions. In the event of any conflict between the other terms and provisions of this Security Deed and the terms and provisions of this Paragraph 54 the terms and provisions of this Paragraph 54 shall govern and control.

(a) At the end of the clause commencing “TO HAVE AND TO HOLD” following the description of the “Property” before Paragraph 1 of this Security Deed, the following shall be added: “, in fee simple, subject to the Permitted Encumbrances (hereinafter defined)”.

(b) At the end of the next clause, commencing “PROVIDED, HOWEVER”, before Paragraph 1 of this Security Deed, the phrase “these presents and the estate hereby granted shall cease, terminate and be void” shall be deleted, and the following shall be substituted in its stead: “and all obligations, of Borrower have been terminated, this Security Deed shall be cancelled by Lender in due form at Borrower’s cost; provided, however, that all provisions herein for indemnity of Lender shall survive discharge of the Debt and any foreclosure, release or termination of this Security Deed.”

(c) In Paragraph 1(b) of this Security Deed, the phrase “(the “Permitted Encumbrances”)” shall be added in the first sentence immediately following the phrase “the title insurance policy insuring the lien of this Security Deed”.

(d) Any reference to state, county or municipal taxes in this Security Deed shall include, without limitation, intangible taxes.

(e) The provisions of Paragraph 25 of this Security Deed shall not require presentment, demand, protest, notice of protest, notice of acceleration or of intention to accelerate or any other notice or declaration of any kind, all of which are expressly waived by Borrower.

(f) In Paragraph 25(d) of this Security Deed, the phrase “including equity of redemption, all statutory redemption, homestead, dower, curtesy and all other exemptions of Borrower,” shall be added in the second sentence immediately following the phrase “of Borrower in and to the property and rights so sold”.

(g) The following shall be added to this Security Deed as a new Paragraph 25(j):

“Borrower shall as a matter of right be entitled to the appointment of a receiver or receivers for all or any part of the Property, whether such receivership be incident to a proposed sale (or sales) of such property or otherwise, and without regard to the value of the Property or the solvency of any person or persons liable for the payment of the Debt, and Borrower does hereby irrevocably consent to the appointment of such receiver or receivers, waives notice of such appointment, of any request therefor of hearing in connection therewith, and any and all defenses to such appointment, agrees not to oppose any application therefor by Lender, and agrees that such appointment shall in no manner impair, prejudice or otherwise affect the rights of Lender to application of Rents as provided in this Security Deed. Nothing herein shall be construed to deprive Lender of any other right, remedy or privilege it may have under the law to have a receiver appointed. Any money advanced by Lender in connection with any such receiver shall be deemed an obligation (which obligation Borrower hereby promises to pay) owing by Borrower to Lender pursuant to this Security Deed.”

(h) The following shall be added to this Security Deed as a new Paragraph 25(k):

“Lender shall not be deemed to have taken possession of the Property or any part thereof except upon the exercise of its right to do so, and then only to the extent evidenced by its demand, if any, and overt act specifically for such purpose.”

(i) The following shall be added to Paragraph 27 of this Security Deed: “Any sale made pursuant to provisions of this paragraph shall be deemed to have been a public sale conducted in a commercially reasonable manner if held contemporaneously with and upon the same notice as required for the sale of the Property under power of sale as provided elsewhere in this Security Deed.”

(j) Notwithstanding anything to the contrary set forth herein, this Security Deed shall not be deemed to secure the obligations of Borrower under that certain Environmental and Hazardous Substances Indemnification Agreement of even dated herewith.

(k) Notwithstanding anything contained in the Note, this Security Deed or any other Loan Document to the contrary, whenever Borrower is required to pay Lender’s attorney’s fees under the Note, this Security Deed or any other Loan Document, such requirement shall and is hereby deemed to require Borrower to pay the attorney’s fees of Lender’s counsel actually incurred at the standard hourly rates of such counsel and expenses related thereto.

(l) This conveyance is made under the provisions of the existing code of the State of Georgia to secure a debt (and interest thereon and other indebtedness as described herein) evidenced by the Note.

Lender herein or its assigns may receive payment of the secured indebtedness and execute a valid cancellation or reconveyance hereof.

Should the indebtedness hereby secured be paid according to the tenor and effect thereof when the same shall become due and payable, and should Borrower perform all covenants, herein contained, then this deed shall be canceled and surrendered, it being intended by the parties hereto that this instrument shall operate as a deed to secure debt, and not as a mortgage.

In case the debt hereby secured shall not be paid when it becomes due by maturity in due course, or by reason of a default as herein provided, Borrower hereby grants to Lender, the following irrevocable power of attorney: To sell all or any part of the said Property at auction, at the usual place for conducting sales at the Court House in the County where the land or any part thereof lies, in said State of Georgia, to the highest bidder for cash, after advertising the time, terms and place of such sale once a week for four weeks immediately preceding such sale (but without regard to the number of days) in a newspaper published in the County where the land or any part thereof lies, or in the paper in which the Sheriff’’s advertisements for such County are published, all other notice being hereby waived by Borrower, and Lender (or any person on behalf of Lender) may bid and purchase at such sale and thereupon execute and deliver to the purchaser or purchasers at such sale a sufficient conveyance of said property in fee simple, which conveyance may contain recitals as to the happening of the default upon which the execution of the power of sale herein granted depends, and Borrower hereby constitutes and appoints Lender the agent and attorney in fact of Borrower to make such recitals, and hereby covenants and agrees that the recitals so made by Lender shall be binding and conclusive upon Borrower, and that the conveyance to be made by Lender shall be effectual to bar equity of redemption of Borrower in and to said Property, and Lender shall collect the proceeds of such sale, and after reserving therefrom the entire amount of principal and interest due, together with the amount of taxes, assessments and premiums of insurance or other payments theretofore paid by Lender, shall pay any over-plus to Borrower as provided by law.

AND Borrower further covenants that in case of a sale as hereinbefore provided, Borrower shall then become and be a tenant holding over and shall forthwith deliver possession to the purchaser at such sale, or be summarily dispossessed, in accordance with the provisions of law applicable to tenants holding over.

The power and agency hereby granted are coupled with an interest and are irrevocable by death or otherwise and are granted as cumulative to the remedies for collection of said indebtedness provided by law.

EXECUTED on the date set forth in the acknowledgment below, to be effective on and as of the date first above written.

BORROWER:

GWINNETT PROFESSIONAL CENTER, LTD.
a Georgia limited partnership

By: Gwinnett Professional Associates, LLP

a Georgia limited liability partnership

its general partner

Signed, sealed and delivered
in the presence of:

/s/ S. Hunt		By: /s/ H Tauber
Witness		Harvey B. Tauber,
Managing Partner
/s/ Eric Wilensky
Notary Public	(SEAL)
(IMPRESS NOTARIAL SEAL)
Signed, sealed and delivered in the presence of:
/s/ Elizabeth M. Magby		By: /s/ Miles H. Mason, III

Witness		Miles H. Mason, III, Managing Partner
/s/ Eric Wilensky

Notary Public	(SEAL)

(IMPRESS NOTARIAL SEAL)

Signature/Acknowledgement page to Deed to Secure Debt, Assignment of Rents,
Security Agreement and Fixture Filing

EXHIBIT A

LEGAL DESCRIPTION

All that tract or parcel of land lying and being in Land Lots 8 & 9 of the 7th District of Gwinnett County, Georgia and being more particularly described as follows:

To find the POINT OF BEGINNING, commence from a point at the intersection formed by the southwesterly right-of-way line of Georgia Highway No. 120, also known as West Pike Street, (said right-of-way line being located 50 feet southwest of the centerline of said road) with the northwesterly right-of-way line of Professional Drive (last said right-of-way line being located 30 feet northwest of the centerline of last said road); thence running along the northwesterly right-of-way line of last said road South 11 degrees, 39 minutes and 57 seconds West for a distance of 619.61 feet to a point; thence continuing along the northwesterly right-of-way line of last said road South 79 degrees, 08 minutes and 21 seconds East for a distance of 5.00 feet to a 1/2 inch rebar found located at the POINT OF BEGINNING, said 1/2 inch rebar set being located 25 feet northwest of the centerline of last said road. From the POINT OF BEGINNING as thus established; thence continuing along the northwesterly right-of-way line of last said road (having a 50 foot right-of-way) South 11 degrees, 39 minutes and 57 seconds West for a distance of 115.91 feet to a point; thence continuing along the northwesterly right-of-way line of last said road 199.28 feet along an arc of a curve to the right having a radius of 293.31 feet, which are is subtended by a chord bearing and distance of South 31 degrees, 07 minutes and 47 seconds West for a distance of 195.47 feet to a point; thence continuing along the northwesterly right-of-way line of last said road South 50 degrees, 35 minutes and 39 seconds West for a distance of 507.76 feet to a 1/2 inch rebar found; thence leaving the northwesterly right-of-way line of last said road and running North 39 degrees, 24 minutes and 21 seconds West for a distance of 219.41 feet to a 1/2 inch rebar found; thence 169.09 feet along an arc of a curve to the right having a radius of 1185.916 feet, which arc is subtended by a chord bearing and distance of North 60 degrees, 14 minutes and 37 seconds East 168.95 feet to a 1/2 inch rebar found; thence North 25-degrees, 40 minutes and 18 seconds West for a distance of 100.00 feet to a 1/2 Inch rebar found; thence North 24 degrees, 46 minutes and 03 seconds East for a distance of 370.00 feet to a 1/2 inch rebar found; thence South 79 degrees, 08 minutes and 2l seconds East for a distance of 405.00 feet to the 1/2 inch rebar found located at the POINT OF BEGINNING, containing 226,121 square feet (5.1910 acres) of land and being improved property known as #601A Professional Drive according to the present system of numbering in Gwinnett County, Georgia.

After Recording, Return to:
David J. Burge, Esq.
Smith, Gambrell & Russell, LLP
Suite 3100 — Promenade II
1230 Peachtree Street, N.E.
Atlanta, Georgia 30309-3592

CROSS REFERENCE:
Deed Book 36551, Page 150, and
Deed Book 36551, Page 221
Gwinnett            County, Georgia
Records

SECURITY DOCUMENTS MODIFICATION AGREEMENT

THIS SECURITY DOCUMENTS MODIFICATION AGREEMENT (this “Instrument”), entered into as of the 9th day of January, 2004, by and between GWINNETT PROFESSIONAL CENTER, LTD., a Georgia limited partnership (“Borrower”) in favor of ARCHON FINANCIAL, L.P., a Delaware limited partnership (“Lender”);

WITNESSETH:

WHEREAS, on December 30, 2003, Lender made a loan to Borrower in the original principal amount of $6,000,000.00 (the “Loan”) and, in connection therewith, Borrower executed and delivered, among other documents, (i) that certain Deed to Secure Debt, Assignment of Rents and Security Agreement dated December 30, 2003, made by Borrower in favor of Lender and recorded in Deed Book 36551, Page 150, Records of Gwinnett County, Georgia (the “Security Deed”) and (ii) that certain Assignment of Leases and Rents dated December 30, 2003, made by Borrower in favor of Lender and recorded in Deed Book 36551, Page 221, Records of Gwinnett County, Georgia (the “Lease Assignment”); and

WHEREAS, the correct name of Borrower’s general partner is Gwinnett Medical Associates, LLP, but due to a scrivener’s error, the general partner of Borrower was incorrectly identified in the Security Deed and Lease Assignment as Gwinnett Professional Associates, LLP;

WHEREAS, Borrower is entering into this Instrument to correct such scrivener’s error;

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Borrower, Borrower hereby acknowledges and agrees as follows:

1.	Definitions. Any capitalized terms used herein which are not specifically defined shall have the same meaning ascribed to them in the Security Deed.

2.	Modification. Borrower acknowledges, agrees and represents that it was the Borrower’s intent at the closing of the Loan that the Security Deed and Lease Assignment be duly signed by its general partner, Gwinnett Medical Associates, LLP, and that the identification of its general partner in the Security Deed and Lease Assignment as “Gwinnett Professional Associates, LLP” was a scrivener’s error. Accordingly, all references to “Gwinnett Professional Associates, LLP” in the Security Deed and Lease Assignment, including, without limitation, in the signature blocks of the Security Deed and Lease Assignment, are hereby deleted and the correct name of Borrower’s general partner, “Gwinnett Medical Associates, LLP”, is substituted in lieu thereof.

3.	No Other Modifications. Except as modified by this Instrument, the Security Deed and Lease Assignment, and each and every term, condition, warranty and provision thereof, shall remain in full force and effect as originally written and as such are hereby restated ratified, confirmed and approved by Borrower. Nothing contained herein shall be construed to alter or affect the priority of the lien and security title created by the Security Deed and Lease Assignment.

4.	Binding Effect. This Instrument shall be binding upon and shall inure to the parties hereto, their respective heirs, executors, successors, successors-in-title, legal representatives and assigns.

5.	References. Any and all references to any one or all of the Security Deed and Lease Assignment in any of the other Loan Documents shall mean and refer to said documents, as amended by this Instrument.

IN WITNESS WHEREOF, Borrower has executed this Instrument under seal, as of the day and year first above written.

BORROWER:

Signed, sealed and delivered by Harvey B. Tauber		GWINNETT PROFESSIONAL CENTER, LTD.,
in the presence of:		a Georgia limited partnership
/s/ Linda Lowen		By:	Gwinnett Medical Associates, LLP,

Witness			a Georgia limited liability partnership its sole general partner
			By: /s/ H. Tauber	SEAL

Harvey B. Tauber, Managing Partner
/s/ Eric Wilensky

Notary Public Commission Expiration Date:	(SEAL)
[NOTARY SEAL]

Signed, sealed and delivered by Miles H. Mason, III
in the presence of:

/s/ Beth M. Magby		By: /s/ Miles H. Mason, III	SEAL

Witness		Miles H. Mason, III, Managing Partner
/s/ Eric Wilensky

Notary Public Commission Expiration Date:	(SEAL)
[NOTARY SEAL]